UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

LPL Financial Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

2018 Annual Meeting of Stockholders Notice and Proxy Statement

Member FINRA/SIPC

March 29, 2018

Dear Fellow Stockholders:
It is my pleasure to invite you to attend the 2018 Annual Meeting of Stockholders of LPL Financial Holdings Inc. The meeting will be held on Thursday, May 17, 2018, at 12:00 p.m., local time, at our offices located at 1055 LPL Way, Fort Mill, South Carolina 29715. Holders of record of our common stock as of March 19, 2018 are entitled to notice of and to vote at the 2018 Annual Meeting.
The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.
We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe this approach will allow us to provide you with the information you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so upon your request at no charge. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we mailed to holders of record on or about March 29, 2018.
YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
You are welcome to attend the annual meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy through the Internet or by telephone, as described in the following materials, or if you request printed copies of these materials, by completing and signing the proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.
We ask you to RSVP if you intend to attend the annual meeting. Please refer to page 1 of the accompanying proxy statement for further information concerning attendance at the annual meeting.
On behalf of the Board of Directors, I thank you for your continued support of LPL Financial Holdings Inc.

Sincerely,

James S. Putnam Chair

Notice of Annual Meeting of Stockholders

Time and Date	12:00 p.m., local time, on Thursday, May 17, 2018

Location	LPL Financial Holdings Inc. 1055 LPL Way Fort Mill, South Carolina 29715

Items of Business
(1) Elect the eight nominees named in the proxy statement to the Board of Directors of LPL Financial Holdings Inc. (the “Company”);
(2) Ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;
(3) Hold an advisory vote on executive compensation; and
(4) Consider and act upon any other business properly coming before the 2018 annual meeting of stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof.

Record Date	Stockholders of record as of 5:00 p.m. Eastern Time on March 19, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting and any postponements or adjournments thereof.
Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.
Cameras and electronic recording devices are not permitted at the Annual Meeting.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE AS DESCRIBED HEREIN OR, IF YOU REQUESTED PRINTED COPIES OF THESE MATERIALS, BY SIGNING AND RETURNING A PROXY CARD.

By Order of the Board of Directors,

Gregory M. Woods Secretary
Boston, Massachusetts
March 29, 2018
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2018: THE PROXY STATEMENT, THE PROXY CARD, AND LPL FINANCIAL HOLDINGS INC.’S 2017 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.LPL.COM. ADDITIONALLY, IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE WEBSITE INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2018 Annual Meeting of Stockholders

Time and Date	12:00 p.m., local time, on Thursday, May 17, 2018

Location	LPL Financial Holdings Inc. 1055 LPL Way Fort Mill, South Carolina 29715

Record Date	5:00 p.m. Eastern Time on March 19, 2018

Voting	Shareholders as of the Record Date are entitled to one vote per share on each matter to be voted upon at the Annual Meeting.

Entry
We invite all stockholders to attend the Annual Meeting. If you attend the Annual Meeting, you will be required to present valid picture identification, such as a driver’s license or passport. If your shares are held in "street name", you will also need to bring a recent brokerage account statement or letter from your bank, broker or other holder reflecting stock ownership as of the Record Date in order to be admitted to the Annual Meeting.

Voting Proposals

Proposal	Board Recommendation	Page Reference
Proposal 1: Election of Directors	FOR all nominees	6
Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm	FOR	59
Proposal 3: Advisory Vote on Executive Compensation	FOR	62

Table of Contents

Table of Contents

General Information	1
General Information About Corporate Governance and the Board of Directors	5
Proposal 1: Election of Directors	6
Information Regarding Board and Committee Structure	14
Board of Director Compensation	19
Compensation Discussion and Analysis	21
Report of the Compensation and Human Resources Committee of the Board of Directors	40
Compensation of Named Executive Officers	41
Security Ownership of Certain Beneficial Owners and Management	55
Section 16(a) Beneficial Ownership Reporting Compliance	57
Certain Relationships and Related Party Transactions	58
Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm	59
Report of the Audit Committee of the Board of Directors	61
Proposal 3: Advisory Vote on Executive Compensation	62
Stockholder Proposals and Other Matters	64
Other Information	65

General Information

LPL FINANCIAL HOLDINGS INC.
Proxy Statement
2018 Annual Meeting of Stockholders
General Information
Introduction
This proxy statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the holders of common stock, $0.001 par value per share (the “Common Stock”), of LPL Financial Holdings Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies on behalf of the board of directors of the Company (the “Board” or the “Board of Directors”) for use at the 2018 annual meeting of stockholders (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held on Thursday, May 17, 2018, at the offices of LPL Financial Holdings Inc., 1055 LPL Way, Fort Mill, South Carolina 29715 at 12:00 p.m., local time.

Stockholders who wish to attend the Annual Meeting in person must follow the instructions under the section below entitled “Attending the Annual Meeting.”

The Company has made this proxy statement and the accompanying proxy card available to its stockholders through the Internet, or upon each stockholder's request, has delivered printed versions of this proxy statement to its stockholders by mail free of charge on or about March 29, 2018, in connection with the Board's solicitation of proxies for use at the Annual Meeting. The Company has also made its 2017 annual report on Form 10-K (the "Annual Report"), including financial statements audited by Deloitte & Touche LLP, its independent registered public accounting firm ("Deloitte"), available through the Internet or, upon request, delivered in print by mail free of charge to each of the Company's stockholders simultaneously with this proxy statement. The notice of Annual Meeting, this proxy statement, the Annual Report and the proxy card are also available on the Internet at www.envisionreports.com/LPLA. This web site does not use "cookies" to track or identify visitors to the web site.
As a stockholder of the Company as of 5:00 p.m. Eastern Time on March 19, 2018 (the “Record Date”), you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Notice of Internet Availability of Proxy Statement and Annual Report
As permitted by the Securities and Exchange Commission (the "SEC"), we are making this proxy statement and our Annual Report available to our stockholders electronically through the Internet in lieu of mailing a printed copy of our proxy materials to each record holder of Common Stock. On or about March 29, 2018, a Notice of Internet Availability of Proxy Materials (the "Notice") was mailed to stockholders of record as of the Record Date. You will not receive a printed copy of our proxy materials unless you request one. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in these proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.
Record Date, Shares Outstanding, and Quorum
On the Record Date, there were 90,218,154 outstanding shares of Common Stock. Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting. A list of stockholders of record entitled to vote will be available at the meeting. In addition, you may contact our corporate secretary, at LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston, Massachusetts 02109, to make arrangements to review a copy of the stockholder list at our offices, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from May 3, 2018 up to the time of the Annual Meeting.
The presence in person or by proxy of a majority of shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes will be counted as present in determining the presence of a quorum. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients’ proxies only on routine matters. At our Annual Meeting, only the ratification of

2018 Proxy Statement | 1

General Information

our auditors is a routine matter. Each share of Common Stock is entitled to one vote.
Attending the Annual Meeting
We invite all stockholders to attend the Annual Meeting. If you are a record holder of our Common Stock, which means that your shares are represented by ledger entries in your own name directly registered with our transfer agent, Computershare Shareowner Services, you must bring valid picture identification with you to the Annual Meeting to allow us to verify your ownership. If your Common Stock is held in “street name,” which means that the shares are held for your benefit in the name of a broker, bank or other intermediary, you must also bring a brokerage account statement or letter from your broker, bank or other intermediary reflecting stock ownership in order to be admitted to the Annual Meeting. Please note that if you hold your Common Stock in street name, you may not vote your shares in person unless you obtain a legal proxy from your broker giving you the right to vote the shares at the Annual Meeting.

If you plan to attend the Annual Meeting, please be sure to RSVP via email to lplfinancialannualmeeting@lpl.com. Please include your name and phone number in your email. A confirmation, including driving directions and additional meeting information, will be emailed to registered participants.

Items of Business to be Voted upon at Annual Meeting
■	To elect each of the eight nominees named in this proxy statement to the Board of Directors for a one-year term;
■	To ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the fiscal year ending December 31, 2018;
■	To hold an advisory vote on executive compensation; and
■	To consider and act upon any other business properly coming before the Annual Meeting and at any adjournment or postponement thereof.

Manner of Voting
If you are a record holder of our Common Stock, you may vote in one of the following ways:

:	By Internet: by following the Internet voting instructions included in the proxy card and Notice at any time up until 11:59 p.m., Eastern Time, on May 16, 2018.

+
By Mail:  by marking, dating, and signing your printed proxy card (if received by mail) in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials for receipt prior to the Annual Meeting.

(	By Telephone: by following the telephone voting instructions included in the proxy card and Notice at any time up until 11:59 p.m., Eastern Time, on May 16, 2018.

I
In Person:  by voting your shares in person at the Annual Meeting (if you satisfy the admission requirements, as described above). Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone, or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

2 | 2018 Proxy Statement

General Information

If your shares are held in street name through a broker, bank, or other intermediary, your broker, bank, or other intermediary should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone, or mail, as instructed by your broker, bank, or other intermediary. You may also vote in person if you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. If you submit a proxy but do not indicate any voting instructions, your shares will be voted “FOR” the election as a director of each nominee named in this proxy statement; “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and “FOR” the proposal regarding an advisory vote on executive compensation.
Our management and Board of Directors know of no other matters to be brought before the Annual Meeting. If other matters are properly presented to the stockholders for action at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy card to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.
Voting Requirements

Proposal One—Election of Directors

Our bylaws provide that a nominee for director will be elected if the number of votes properly cast “for” such nominee’s election exceeds the number of votes properly cast “against” such nominee’s election; however, if the number of persons properly nominated for election to the Board of Directors exceeds the number of directors to be elected, the directors will be elected by the plurality of the votes properly cast. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

Proposal Two—Ratification of Appointment of Deloitte & Touche LLP

The proposal to ratify the appointment of Deloitte & Touche LLP will be determined by a majority of the votes cast on the matter affirmatively or negatively in person or by proxy at the Annual Meeting. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.

Proposal Three—Advisory Vote on Executive Compensation

Because the proposal to approve, on an advisory basis, the compensation awarded to named executive officers for the fiscal year ended December 31, 2017 is a non-binding, advisory vote, there is no required vote that would constitute approval. Although the vote is advisory and non-binding in nature, the Compensation and Human Resources Committee (the “Compensation Committee”) will consider the outcome of the vote when considering future executive compensation arrangements. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.

2018 Proxy Statement | 3

General Information

Revocation of Proxies
If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised in one of the following ways: by attending the Annual Meeting and voting in person, by submitting a duly executed proxy bearing a later date, or by sending written notice of revocation to our corporate secretary at LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston, Massachusetts 02109. A stockholder of record as of the Record Date who voted through the Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote, as the case may be. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank, or other intermediary.
Solicitation of Proxies
The Board of Directors of LPL Financial Holdings Inc. is soliciting proxies. Copies of proxy materials and the Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Stockholders who elect to vote through the Internet or by telephone may incur costs such as telecommunication and internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 16, 2018. The Company will otherwise pay the expenses of solicitation of proxies.
Householding
Only one copy of the Notice is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy of the Notice, or copies of the proxy statement and/or Annual Report to a stockholder at a shared address to which a single copy of the Notice was delivered. You may make a written or oral request by sending a written notification to our corporate secretary at LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston, Massachusetts 02109, or by calling our offices at (617) 423-3644, extension 0, and providing your name, your shared address, and the address to which we should direct the copies of the proxy statement and Annual Report. Multiple stockholders sharing an address who have received one copy of the Notice and would prefer us to mail each stockholder a separate copy of future mailings should contact us at the address or telephone number above. Additionally, if current stockholders with a shared address received multiple copies of the Notice and would prefer us to mail one copy of future mailings to stockholders at the shared address, please notify us at the address or telephone number above.

4 | 2018 Proxy Statement

General Information About Corporate Governance and the Board of Directors

General Information About Corporate Governance and the Board of Directors
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In support of that philosophy, we have adopted many leading corporate governance practices, including those summarized below and elsewhere in this proxy statement.

BOARD PRACTICES
Independence
A majority of our directors must be independent. Currently, all of our directors other than our chief executive officer are independent, and all of our committees are composed exclusively of independent directors.

Non-executive Chair	We currently separate the offices of chair of the Board and chief executive officer of the Company. The current chair of our Board, James S. Putnam, is an independent director.
Director Tenure Policies
It is our policy that any director who begins service after January 1, 2014 and reaches the age of 75 will retire effective at the end of his or her term. In addition, a director is required to offer to tender his or her resignation for consideration by the Board upon retirement from or any change in the principal occupation or principal background association held when such director originally joined the Board.

Director Overboarding Policy
Any director who is not serving as chief executive officer of a public company is expected to serve on no more than four public company boards (including our Board), and any director serving as chief executive officer of a public company is expected to serve on no more than three public company boards (including the board of his or her own company).

Committee Membership
The Board appoints members of its committees on an annual basis, with the nominating and governance committee of the Board (the "Nominating and Governance Committee") reviewing and recommending committee membership.

Board Self-evaluations
The Board conducts an annual evaluation of its performance, operations, size and composition, with the Nominating and Governance Committee overseeing the evaluation process, which also encompasses the Board’s committees.

Board Refreshment
Our Board’s composition represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors. The average tenure for our director nominees is six years.

Diversity of Relevant Experiences	Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business.
Annual Management Succession Planning Review	Our Board and the Compensation Committee conduct an annual review of management development and succession planning.
STOCKHOLDER RIGHTS
Annual Election of Directors	All directors are elected annually, which reinforces our Board’s accountability to our stockholders.
Majority Voting Standard for Director Elections
Our bylaws mandate that directors be elected under a “majority voting” standard in uncontested elections. Any director who does not receive more votes “for” his or her election than votes “against” must tender his or her resignation and, if our Board accepts the resignation, step down from our Board.

Single Voting Class	LPL Financial Holdings Inc.’s common stock is the only class of voting shares outstanding.
COMPENSATION PRACTICES
Follow Leading Practices	See “Compensation Discussion and Analysis—Compensation Policies and Practices.”

2018 Proxy Statement | 5

Proposal 1: Election of Directors

Proposal 1: Election of Directors
Eight director nominees are standing for election at the Annual Meeting, each of whom has been nominated by our Board based on the recommendation of the Nominating and Governance Committee. Each director nominee would hold office until our annual meeting of stockholders in 2019 and until his or her respective successor has been elected.

As of March 29, 2018, our Board of Directors consisted of nine directors: eight independent directors and our chief executive officer. One of our directors, Marco “Mick” W. Hellman, decided that he would not seek reelection upon expiration of his current term at the Annual Meeting and requested that the Board not nominate him to stand for reelection.
As described below, our nominees have considerable professional and business expertise. The recommendation of our Board of Directors is based on its carefully considered judgment that the experience, qualifications, attributes, and skills of our nominees qualify them to serve on our Board of Directors.
If any of our nominees is unable or unwilling to serve on our Board of Directors, the shares represented by your proxy will be voted for the election of such other person as may be nominated by our Board of Directors. In addition, in full compliance with all applicable state and federal laws and regulations, we will file an amended proxy statement and proxy card that, as applicable, (1) identifies the alternate nominee(s), (2) discloses that any such nominee has consented to being named in the revised proxy statement and to serve if elected, and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to any such nominee. We know of no reason why any nominee would be unable or unwilling to serve. All nominees have consented to be named in this proxy statement and to serve if elected.
Director Qualifications and Experience
We seek a Board that, as a whole, possesses the experiences, skills, backgrounds and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. It is the policy of the Board that directors should possess strong personal and professional ethics, integrity and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. Although we do not have a formal policy regarding diversity, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business.
Since 2013, our Board of Directors has added five new independent directors, four of whom are standing for reelection: Anne M. Mulcahy, H. Paulett Eberhart, Viet D. Dinh and William F. Glavin, Jr. Through the addition of these directors, the Board of Directors has gained seasoned leaders, as well as particularly relevant experience related to our industry, strategic planning, oversight and execution, business innovation, technology, accounting, risk management, legal affairs, and government matters. The addition of these directors also reflects our balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors as well as fresh perspectives from newer directors:

Tenure on Board	Number of Director Nominees
More than 9 years	3
Less than 6 years	5
The average tenure for our director nominees is six years.

6 | 2018 Proxy Statement

Proposal 1: Election of Directors

Board of Director Nominees
The name, age, and a description of the business experience, principal occupation, and past employment and directorships of each of the nominees during the last five years are set forth below. In addition, we have summarized the particular experience, qualifications, attributes, and skills that led the Board of Directors, including our Nominating and Governance Committee, to determine that each nominee should serve as a director.

Dan H. Arnold	BACKGROUND

Age 53 Director Since 2017
Mr. Arnold has served as our chief executive officer and a director since January 2017. Mr. Arnold has served as our president since March 2015, with responsibility for our primary client-facing functions and long-term strategy for growth. Mr. Arnold served as our chief financial officer from June 2012 to March 2015 and was responsible for formulating financial policy, leading our capital management efforts, and ensuring the effectiveness of the organization’s financial functions. Prior to 2012, he was managing director, head of strategy, with responsibility for long-term strategic planning for the firm, product and platform development, and strategic investments, including acquisitions. He has also served as divisional president of our Institution Services business. Mr. Arnold joined the Company in January 2007 following our acquisition of UVEST Financial Services Group, Inc., a broker-dealer and investment adviser that provided services to banks, credit unions, and other financial institutions. Prior to joining us, Mr. Arnold worked at UVEST for 13 years, serving most recently as president and chief operating officer. Mr. Arnold earned a B.S. in electrical engineering from Auburn University and holds an M.B.A. in finance from Georgia State University.

QUALIFICATIONS

Mr. Arnold’s pertinent qualifications include his unique perspective and insights into our operations as our current president and chief executive officer, including knowledge of our business relationships, competitive and financial positioning, senior leadership, and strategic opportunities and challenges; operating, business and management experience as the chief financial officer, president, and now chief executive officer of a public company; and expertise in the financial industry and in particular brokerage and investment advisory services.

OTHER PUBLIC COMPANY BOARDS

	Current None	Past 5 Years Optimum Fund Trust

2018 Proxy Statement | 7

Proposal 1: Election of Directors

Viet D. Dinh	BACKGROUND

Age 50 Director Since 2015 Independent
Mr. Dinh is a partner of Kirkland & Ellis LLP, a global law firm. From 2003 to September 2016, Mr. Dinh was a partner of Bancroft PLLC, a law and strategic consulting firm that he founded. He was appointed Associate Professor of Law in 1996, Professor of Law in 2001, and Professorial Lecturer in Law and Distinguished Lecturer in Government in 2014 at Georgetown University, where he specializes in corporations and constitutional law. In addition, he has acted as General Counsel and Corporate Secretary of Strayer Education, Inc., an education services holding company, since 2010 through Strayer’s engagement of Bancroft PLLC and Kirkland & Ellis LLP. Mr. Dinh received his A.B. from Harvard College and his J.D. from Harvard Law School, where he was a Class Marshal and an Olin Research Fellow in Law and Economics.

Committee: Nominating and Governance Committee (Chair)

QUALIFICATIONS

Mr. Dinh’s pertinent qualifications include his legal expertise, particularly in matters of corporate law, and broad experience in counseling corporations and their leaders on a range of transactional, compliance and corporate governance issues; representation of numerous boards, committees and independent directors of public companies; strong ties to Washington, D.C. and contacts within the U.S. government, which are helpful in light of the highly regulated nature of our industry and our advocacy efforts; and corporate governance expertise, underscored by his current and former service on the boards and committees of other public companies.

OTHER PUBLIC COMPANY BOARDS

	Current Scientific Games Corporation Twenty-First Century Fox, Inc.	Past 5 Years Revlon, Inc.

8 | 2018 Proxy Statement

Proposal 1: Election of Directors

H. Paulett Eberhart	BACKGROUND

Age 64 Director Since 2014 Independent
Ms. Eberhart currently serves as chair and chief executive officer of HMS Ventures, a privately-held business involved with technology services and the acquisition and management of real estate. From 2011 through 2014, she served as president and chief executive officer of CDI Corp. (“CDI”), a provider of engineering and information technology outsourcing and professional staffing services that was then a public company. Ms. Eberhart also served as chair and chief executive officer of HMS Ventures from January 2009 until January 2011. She served as president and chief executive officer of Invensys Process Systems, Inc. (“Invensys”), a process automation company, from January 2007 to January 2009. From 1978 to 2004, she was an employee of Electronic Data Systems Corporation (“EDS”), an information technology and business process outsourcing company that was subsequently acquired by the Hewlett-Packard Company, and held roles of increasing responsibility over time, including senior level financial and operating roles at the company, including as president of Americas of EDS from 2003 until March 2004 and senior vice president of EDS and president of solutions consulting from 2002 to 2003. She is a Certified Public Accountant and received her B.S. from Bowling Green State University.

Committees: Audit Committee Compensation Committee

QUALIFICATIONS

Ms. Eberhart’s pertinent qualifications include her wealth of managerial and executive experience, gained through her leadership as the chief executive officer of CDI, formerly an NYSE-listed public company, and Invensys, as well as her numerous years of service as an executive officer of EDS, including president of Americas; financial and accounting expertise gained through various other operating and financial positions during her 26 years at EDS; strong knowledge of the intersection of technology, data and finance industries; and knowledge and experience gained through her service on the boards of other public companies, including risk oversight experience in chairing the governance and risk committee of the board of directors of Anadarko Petroleum Corporation.

OTHER PUBLIC COMPANY BOARDS

	Current Anadarko Petroleum Corporation Valero Corporation	Past 5 Years Cameron International Corporation Ciber Corporation

2018 Proxy Statement | 9

Proposal 1: Election of Directors

William F. Glavin Jr.	BACKGROUND

Age 59 Director Since 2017 Independent
Mr. Glavin served as chair of OppenheimerFunds, Inc., a global asset management firm (“OppenheimerFunds”), from 2009 until 2015, as chief executive officer from 2009 until 2014, and as president from 2009 until 2013. OppenheimerFunds is a majority owned subsidiary of MassMutual Financial Group (“MassMutual”), a mutual life insurance company, at which Mr. Glavin held several senior executive positions prior to joining OppenheimerFunds. He served as co-chief operating officer of MassMutual from 2007 to 2008, executive vice president, U.S. Insurance Group of MassMutual from 2006 to 2008, president and chief executive officer of Babson Capital Management LLC, an asset management firm and subsidiary of MassMutual, from 2005 until 2006 and chief operating officer of Babson from 2003 to 2005. Prior to joining MassMutual, Mr. Glavin was president and chief operating officer of Scudder Investments, an asset management firm, from 2000 to 2003. Mr. Glavin serves as a director of MM Asset Management Holding LLC and Barings LLC, which are subsidiaries of MassMutual. Mr. Glavin received his B.A. in Economics and Accounting from the College of the Holy Cross.

Committee: Audit Committee

QUALIFICATIONS

Mr. Glavin’s pertinent qualifications include his experience over the course of a 25-year career in the financial services industry, including as a chief executive officer and chief operating officer; extensive experience in strategic planning and talent management, in part based on his success in leading Oppenheimer through a period of significant market turbulence; a deep understanding of financial product distribution, compliance and operations, including technology demands in the financial services industry; and experience overseeing broker-dealers, including MassMutual's broker-dealer MML Investor Services, LLC.

OTHER PUBLIC COMPANY BOARDS

	Current None	Past 5 Years None

10 | 2018 Proxy Statement

Proposal 1: Election of Directors

Anne M. Mulcahy	BACKGROUND

Age 65 Director Since 2013 Independent
Ms. Mulcahy served as chair of the board of trustees of Save The Children Federation, Inc., a non-profit organization dedicated to creating lasting change in the lives of children throughout the world, from March 2010 to February 2017. She previously served as chair of the board of Xerox Corporation (“Xerox”), a global business services and document technology provider, from January 2002 to May 2010, and chief executive officer of Xerox from August 2001 to July 2009. Prior to serving as a chief executive officer, Ms. Mulcahy was president and chief operating officer of Xerox. Ms. Mulcahy received a B.A. from Marymount College of Fordham University.

Committees: Compensation Committee (Chair) Nominating and Governance Committee

QUALIFICATIONS

Ms. Mulcahy’s pertinent qualifications include her extensive experience in all areas of business management and strategic execution as she led Xerox through a transformational turnaround; valuable insights into organizational and operational management issues, including business innovation, financial management and talent development; and leadership roles in business trade associations and public policy activities, which provide the Board of Directors with additional expertise in the area of organizational effectiveness.

OTHER PUBLIC COMPANY BOARDS

	Current Graham Holdings Company Johnson & Johnson	Past 5 Years Target Corporation

James S. Putnam	BACKGROUND

Age 63 Director Since 2005 Independent Chair
Mr. Putnam has served as chair of the Board of Directors since March 2017 and served as our lead director from June 2016 until March 2017. Mr. Putnam has been the chief executive officer of Global Portfolio Advisors (“GPA”), formerly a global brokerage clearing services provider that sold substantially all of its operations in 2014, since September of 2004. Mr. Putnam has served on the board of directors of GPA since 1998. Prior to his tenure with GPA, Mr. Putnam was employed by LPL Financial beginning in 1983 where he held several positions, culminating in managing director of national sales, responsible for branch development, recruitment, retention and management of LPL Financial advisors. He was also responsible for marketing and all product sales. He began his securities career as a retail representative with Dean Witter Reynolds in 1979. Mr. Putnam received a B.A. from Western Illinois University.

Committee: Audit Committee

QUALIFICATIONS

Mr. Putnam’s pertinent qualifications include his unique historical perspective and insights into our operations as our former managing director of national sales; operating, business and management experience as the chief executive officer at GPA; and expertise in the financial industry and deep familiarity with our advisors.

OTHER PUBLIC COMPANY BOARDS

	Current None	Past 5 Years None

2018 Proxy Statement | 11

Proposal 1: Election of Directors

James S. Riepe	BACKGROUND

Age 74 Director Since 2008 Independent
Mr. Riepe is a senior advisor and retired vice chair of the board of directors of T. Rowe Price Group, Inc. (“TRP”), a global investment management firm, where he worked for nearly 25 years. Previously, he served on TRP’s management committee, oversaw TRP’s mutual fund activities and served as chair of the T. Rowe Price Mutual Funds. He served as chair of the board of governors of the Investment Company Institute and was a member of the board of governors of the National Association of Securities Dealers (now FINRA) and chaired its Investment Companies Committee. Mr. Riepe is a member of the board of directors of UTI Asset Management Company of India and the Baltimore Equitable Society. He also served as chair of the board of trustees of the University of Pennsylvania from which he earned a B.S. and an M.B.A.

Committees: Audit Committee (Chair) Compensation Committee

QUALIFICATIONS

Mr. Riepe’s pertinent qualifications include his high level of financial literacy and operating and management experience, gained through his executive management positions and role as vice chair of the board of directors of TRP; expertise in the financial industry, underscored by his over 35 years of experience in investment management and his prior roles as a member of the board of governors of FINRA and as chair of the board of governors of the Investment Company Institute; and knowledge and experience gained through service on the board of other public companies.

OTHER PUBLIC COMPANY BOARDS

	Current Genworth Financial Inc.	Past 5 Years The Nasdaq OMX Group, Inc.

Richard P. Schifter	BACKGROUND

Age 65 Director Since 2005 Independent
Mr. Schifter is a senior advisor of TPG, a leading global private investment firm. He was a partner at TPG from 1994 through 2013. Prior to joining TPG, Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. He joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the board of overseers of the University of Pennsylvania Law School. Mr. Schifter received a B.A. with distinction from George Washington University and a J.D. cum laude from the University of Pennsylvania Law School in 1978.

Committee: Nominating and Governance Committee

QUALIFICATIONS

Mr. Schifter’s pertinent qualifications include his high level of financial literacy gained through his investment experience as a TPG partner; experience on other company boards and board committees; and nearly 15 years of experience as a corporate attorney with an internationally-recognized law firm.

OTHER PUBLIC COMPANY BOARDS

	Current American Airlines Group Caesar's Entertainment Corporation	Past 5 Years Republic Airways Holdings, Inc. EverBank Financial Corp.

12 | 2018 Proxy Statement

Proposal 1: Election of Directors

In the vote on the election of the director nominees, stockholders may:

▪	Vote FOR any of the nominees;

▪	Vote AGAINST any of the nominees; or

▪	ABSTAIN from voting as to any of the nominees.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE ABOVE-NAMED NOMINEES AS A DIRECTOR.

2018 Proxy Statement | 13

Information Regarding Board and Committee Structure

Information Regarding Board and Committee Structure
During 2017, the Board of Directors held seven meetings, of which two were held by conference call. Each of our directors attended at least 75% of the aggregate of:

•	the total number of meetings of the Board of Directors during 2017; and

•	the total number of meetings held by all committees of the Board on which the director served during 2017.
The corporate and governance guidelines applicable to the Company (the "Corporate Governance Guidelines") provide that each director who is nominated for election is expected to attend the Annual Meeting. All directors who served on the Board at the time of the 2017 annual meeting of stockholders attended such meeting.
Corporate Governance Guidelines, Committee Charters, and Code of Conduct
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted a set of Corporate Governance Guidelines to set clear parameters for the operation of our Board. Our Board of Directors has also adopted charters for its audit committee (the “Audit Committee”), Nominating and Governance Committee, and Compensation Committee. We have adopted a Code of Conduct that applies to, among others, our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions.
Copies of our Annual Report, committee charters, Corporate Governance Guidelines, and Code of Conduct are available, free of charge, by writing to us at the following address:
LPL Financial Holdings Inc.
75 State Street, 22nd Floor
Boston, MA 02109
Attn: Investor Relations
Our Annual Report, committee charters, Corporate Governance Guidelines, and Code of Conduct are also available on our website at www.lpl.com. If we make substantive amendments to, or grant waivers from, the Code of Conduct for certain of our executive officers, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Corporate Governance Highlights
We have implemented several important measures that are designed to promote long-term shareholder value:
■
Our Board consists of a single class of directors elected on an annual basis who may be removed with or without cause. Accordingly, our stockholders are able to register their views on the performance of all directors on an annual basis, enhancing the accountability of our Board to our stockholders.

■
We currently separate the offices of the chair of the Board and chief executive officer of the Company, although the Board maintains the flexibility to select the chair of the Board and its leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

■
Our bylaws provide for a majority voting standard in uncontested director elections. We also have adopted a director resignation policy in our Corporate Governance Guidelines pursuant to which a director who does not receive support from holders of a majority of shares voted in an uncontested election must tender his or her resignation and, if our Board accepts the resignation, step down from our Board. This makes director elections more meaningful for our stockholders and promotes accountability.

■	We seek an advisory vote on our compensation practices annually, which underscores the careful consideration we give to our stockholders’ views on our compensation practices.
■	We have established a compensation claw-back policy that enables the Company to recoup cash and equity incentive compensation from executive officers in the event of certain financial restatements.
■
Our executive officers are subject to equity ownership guidelines that set minimum ownership requirements based on a multiple of annual base salary, which aligns the interests of senior management with the interests of our stockholders.

■	We have also adopted equity ownership guidelines for directors, which set minimum ownership requirements based on a multiple of the cash portion of the annual base retainer then in effect.
■
Our Insider Trading Policy prohibits our executives from pledging and hedging our Common Stock, in order to further the alignment between stockholders and our executives that our equity awards are designed to create.

14 | 2018 Proxy Statement

Information Regarding Board and Committee Structure

Director Independence
The listing standards of The Nasdaq Global Select Market (“Nasdaq”) require that, subject to specified exceptions, each member of a listed company’s audit, nominating and governance, and compensation and human resources committees be independent. Rule 5605(a)(2) of the listing rules of Nasdaq further provides that a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and compensation committee members are also subject to heightened independence criteria under Nasdaq rules.
After its evaluation of director independence, the Board of Directors has affirmatively determined that Messrs. Dinh, Glavin, Hellman, Putnam, Riepe, and Schifter and Mses. Eberhart and Mulcahy are independent directors under the applicable rules of Nasdaq. Messrs. Glavin, Putnam, and Riepe and Ms. Eberhart are independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, and Mr. Riepe and Mses. Eberhart and Mulcahy are independent under the heightened criteria applicable to compensation committee members. In accordance with listing standards of Nasdaq, a majority of our directors are independent.
Board Composition and Leadership Structure of the Board of Directors
Our business and affairs are managed under the direction of the Board of Directors. As of March 29, 2018, our Board of Directors was composed of nine directors. Under our Amended and Restated Certificate of Incorporation, the number of directors shall not be fewer than three or more than 15. The authorized number of directors may be changed only by resolution of the Board of Directors.
The Board does not have a fixed policy regarding the separation of the offices of chair of the Board and chief executive officer and believes that it should maintain the flexibility to select the chair of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the offices of the chair of the Board and the chief executive officer are separated. Prior to having appointed an independent chair, the Board of Directors had established the position of lead director, with responsibilities for performing many of the functions that an independent chair would perform for the Company. Mr. Riepe served as lead director from February 2014 to June 2016, and Mr. Putnam served as lead director from June 2016 until his appointment as non-executive chair on March 3, 2017.
At this time, the Company believes that having a separate chief executive officer and chair allows Mr. Arnold to focus on his role as president and chief executive officer and increases the Board’s independence from management, leading to effective monitoring and oversight. As non-executive chair, Mr. Putnam serves as a key source of communication between the independent directors and the chief executive officer, establishes the agenda for each meeting of the Board and coordinates the agenda for and leads meetings of the independent directors.
Board Committees
The current standing committees of the Board of Directors are the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, each with the composition and responsibilities described below. The members of each committee were appointed by the Board of Directors and will serve until their successors are elected and qualified, unless they are removed earlier or resign. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. Each of the standing committees of our Board is chaired by an independent director. Our Nominating and Governance Committee intends to reassess the composition of the standing committees of the Board in connection with the election of directors at the Annual Meeting.
Audit Committee
Our Audit Committee is composed of the following members: H. Paulett Eberhart, William F. Glavin, Jr., James S. Putnam, and James S. Riepe. Mr. Riepe serves as the chair of the Audit Committee.
Each of the Audit Committee members is independent under the listing standards of Nasdaq and under Rule 10A-3 of the Exchange Act. None of the Audit Committee members is an employee of ours or any of our subsidiaries, nor simultaneously serves on the audit committees of more than three public companies, including ours. All of the Audit Committee members meet the requirements for financial literacy and are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. Our Board has affirmatively determined that each of Ms. Eberhart and Mr. Riepe qualifies as an audit committee financial expert under the applicable rules and regulations of the SEC.

2018 Proxy Statement | 15

Information Regarding Board and Committee Structure

Our Audit Committee is responsible for, among other things, appointing, overseeing, and replacing, if necessary, the independent auditor and assisting the Board in overseeing:
■	the integrity of the Company’s financial statements;
■	the integrity of the accounting and financial reporting processes of the Company;
■	enterprise risk management, including the Company’s compliance with legal and regulatory requirements;
■	the Company’s independent auditor’s qualifications, compensation and independence; and
■	the performance of the Company’s independent auditor and internal audit function.

The Audit Committee reviews and discusses our annual and quarterly financial statements, our disclosures in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual and quarterly reports filed with the SEC, and our earnings announcements prior to their release. The Audit Committee also reviews matters related to the Company’s related party transaction policy, the operations of the Company’s Technology department and the Company’s whistle-blower and integrity program. For additional information on the Audit Committee’s role in our enterprise risk management framework, please see “— Risk Management and Compensation Policies and Practices.”
In addition, the Audit Committee is responsible for overseeing the fee negotiations associated with our retention of Deloitte, our independent registered public accounting firm. In conjunction with the mandated rotation of Deloitte's lead engagement partner, the Audit Committee and its chair were directly involved in 2017 with the selection of the new lead engagement partner, who began serving in that role in 2018.
The Audit Committee has authority under its charter to obtain advice and assistance from outside legal counsel, accounting, or other outside advisors as deemed appropriate to perform its duties and responsibilities.
The Audit Committee met nine times during 2017.
Nominating and Governance Committee
Our Nominating and Governance Committee is composed of the following members: Viet D. Dinh, Marco W. Hellman, Anne M. Mulcahy and Richard P.

Schifter. Mr. Dinh serves as the chair of the Nominating and Governance Committee.
Each member of the Nominating and Governance Committee is independent under the listing standards of Nasdaq.

The Nominating and Governance Committee is responsible for:
■	identifying, evaluating and recruiting qualified persons to serve on our Board of Directors;
■	selecting, or recommending to the Board for selection, nominees for election as directors;
■	reviewing and recommending the composition of the Board’s standing committees;
■	reviewing and assessing the Company’s corporate governance guidelines; and
■	evaluating the performance, operations, size and composition of our Board of Directors.

The Nominating and Governance Committee conducts an annual evaluation of our Board and its committees following the end of each year. The evaluation process for 2017 included the use of a written questionnaire completed by directors, individual director interviews conducted by the chair of the Board and our chief legal and risk officer (who elicited confidential feedback from directors outside the presence of the chair) and written questionnaires completed by our executive officers.
The Nominating and Governance Committee has authority under its charter to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. In connection with its efforts to ensure that our Board has the appropriate mix of expertise, skills, perspectives and competencies, the Nominating and Governance Committee engaged Heidrick & Struggles, a director search firm, in 2017 to provide ongoing assistance in identifying, evaluating, and recruiting potential additional director candidates.
The Nominating and Governance Committee met four times during 2017.
Compensation and Human Resources Committee
The Compensation Committee is composed of the following members: H. Paulett Eberhart, Anne M. Mulcahy and James S. Riepe. Ms. Mulcahy serves as the chair of the Compensation Committee.
Each member of the Compensation Committee is independent under the listing standards of Nasdaq, including the heightened standards that apply to compensation committee members. The

16 | 2018 Proxy Statement

Information Regarding Board and Committee Structure

Compensation Committee is composed entirely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee is responsible for:
■	reviewing and approving goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of those goals and objectives;
■	reviewing and approving executive officer compensation;
■	reviewing and approving the chief executive officer’s compensation based upon the Compensation Committee’s evaluation of the chief executive officer’s performance;
■	making recommendations to the Board regarding the adoption of new incentive compensation and equity-based plans, and administering our existing incentive compensation and equity-based plans;
■	making recommendations to the Board regarding compensation of our directors;
■	reviewing and approving the general design and terms of any significant non-executive compensation and benefits plans; and
■	reviewing our significant policies, practices and procedures concerning human resource-related matters.

The Compensation Committee has authority under its charter to access such internal and external resources, including retaining legal, financial or other advisors, as the Compensation Committee deems necessary or appropriate to fulfill its responsibilities. In 2017, the Compensation Committee engaged an independent compensation consultant, Meridian Compensation Partners, LLC (the “Compensation Consultant”), to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in our industry, primarily with respect to the compensation of our executive officers.
The Compensation Committee has the authority to delegate to subcommittees of the Compensation Committee any responsibilities of the full committee. The Compensation Committee may also delegate to a committee of one or more directors, or one or more of our executive officers, subject to certain restrictions, the power to grant stock options, restricted stock units, or other equity awards, and amend the terms of such awards, pursuant to our equity plans. References to the Compensation

Committee in this proxy statement also refer to its subcommittees and its delegates, where applicable.
The Compensation Committee met six times during 2017.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Risk Management and Compensation Policies and Practices
We employ an enterprise risk management (“ERM”) framework that is intended to address key risks and responsibilities, enable us to execute our business strategy, and protect our firm and its franchise. Our framework is designed to promote clear lines of risk management accountability and a structured escalation process for key risk information and events. In addition to the ERM framework, we have written policies and procedures that govern the conduct of business by our employees and independent financial advisors, and the terms and conditions of our relationships with financial product manufacturers.
Our risk management governance approach is discussed in our Annual Report under “Item 7A. Quantitative and Qualitative Disclosures About Market Risk — Risk Management.” This approach includes the Board of Directors, the Audit Committee, and the Compensation Committee, as well as the Company’s Risk Oversight Committee (the “ROC”) and its subcommittees, the Company’s Internal Audit department, the Company’s Compliance, Legal and Risk department, and business line management.
Role of the Audit Committee
In addition to its other responsibilities, the Audit Committee reviews our policies with respect to risk assessment and risk management, as well as our major financial risk exposures and the steps management has undertaken to control them. The Audit Committee generally provides reports to the Board at each of the Board’s regularly scheduled quarterly meetings.
The Audit Committee has mandated that the ROC oversee our risk management activities, including those of our subsidiaries. The Audit Committee receives reports on the ROC at each of the Audit

2018 Proxy Statement | 17

Information Regarding Board and Committee Structure

Committee’s regularly scheduled quarterly meetings and, as necessary or requested, to the Board. The reports generally cover topics addressed by the ROC at its meetings since the immediately preceding report. If warranted, matters of material risk are escalated to the Audit Committee or Board more frequently. In addition, our Internal Audit department provides independent verification of the effectiveness of the Company’s internal controls by conducting risk assessments and audits designed to identify and cover important risk categories. Our Internal Audit department provides regular reports to the ROC and reports to the Audit Committee at least as often as quarterly.
Role of the Compensation Committee
In addition to its other responsibilities, the Compensation Committee assesses whether our compensation arrangements encourage inappropriate risk-taking, and whether risks arising from our compensation arrangements are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee has reviewed and evaluated the philosophy and standards on which our compensation practices have been developed and implemented across our Company. It is our belief that our compensation practices do not encourage inappropriate actions by our executive officers and are not reasonably likely to have a material adverse effect on the Company. Specifically, we believe that our compensation practices and process avoid:

▪	a compensation mix overly weighted toward annual bonus awards;

▪	an excessive focus on short-term equity incentive awards that could cause behavior to drive short-term stock price gains in lieu of long-term value creation; and

▪	unreasonable financial goals or thresholds that could encourage efforts to generate near-term revenue with an adverse impact on long-term success.
We believe that our current business process and planning cycle fosters the following behaviors and controls that serve to mitigate the potential for adverse risk caused by the action of our executive officers:

▪
defined processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting, and other financial, operational, and compliance policies and practices;

▪
approval by our Board of the Company’s annual corporate goals aligns these goals with our annual operating plan, strategic plan and compensation programs, which achieves an appropriate risk-reward balance;

▪	annual review of peer group practices and compensation surveys to develop compensation strategies and practices;

▪
annual incentive awards based on a review by the Compensation Committee of a variety of metrics, including both financial performance and strategic achievements, reducing the potential to concentrate on one metric as the basis of an annual incentive award;

▪	mix of fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in our long-term best interests;

▪	discretionary authority is maintained by the Compensation Committee to adjust annual bonus funding and payments, which reduces business risk associated with our cash bonus program;

▪
long-term equity incentive awards, including performance-based awards, vest over a period of time, and as a result of the longer time horizon to receive the value of an equity award, the prospect of short-term or risky behavior is mitigated;

▪	use of more than one long-term equity incentive vehicle mitigates the risk of any one vehicle creating undue incentive to take on excessive risk; and

▪
inclusion of stock ownership requirements for all executive officers, a “claw-back” policy, and anti-hedging policies that help to mitigate the possibility of short-term risk-taking at the expense of long-term value creation.

Communicating with the Board of Directors
Any stockholder who wishes to contact a member of our Board of Directors may do so by writing to the following address:
Board of Directors c/o Secretary LPL Financial Holdings Inc. 75 State Street Boston, MA 02109
Communications will be distributed to the chair of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

18 | 2018 Proxy Statement

Board of Director Compensation

Board of Director Compensation
Compensation Policy
Our director compensation policy provides that each of our non-employee directors receives an annual service retainer of $210,000. Of this amount, $80,000 is paid in a lump sum in cash (subject to the director’s election to receive this amount in shares of our Common Stock as described below) and $130,000 is paid in the form of restricted shares of our Common Stock granted under our Amended and Restated 2010 Omnibus Equity Incentive Plan (the “2010 Plan”).
The following table sets forth additional annual service retainers under our director compensation policy that a committee member received for his or her additional duties during 2017:

	Chair	Each Other Member
Audit Committee	$30,000	$15,000
Compensation Committee	$25,000	$12,500
Nominating and Governance Committee	$20,000	$10,000
Our director compensation policy also provides that the chair of the Board receives an additional annual service retainer of $120,000 in connection with his additional duties. The retainers for committee and chair service are paid in cash in installments following the end of each quarter of service. Mr. Arnold does not receive additional compensation for his service as a director. Mark S. Casady, our former chief executive officer who retired from the Board on March 3, 2017, did not receive compensation for his service as a director.
We review the director compensation practices of our compensation peer group annually. After reviewing such practices and based on the advice of the Compensation Consultant, we amended our director compensation policy in February 2017 to, among other things, provide for an annual service retainer for the non-executive chair and increase the cash service retainers received by our directors for their board and committee service, in each case as noted above.
As also noted above, each of our non-employee directors was granted an annual award of restricted stock having a grant date value of $130,000 (based on the average of the closing price of our Common Stock for the trailing thirty consecutive trading days including the grant date). The awards vest in full on May 18, 2018, which is the first anniversary of the business day that immediately followed our 2017 annual meeting of stockholders, generally subject to the director’s continued service through that date. We believe these equity grants serve to further align our directors’ interests with the interests of our stockholders.
Our director compensation policy permits non-employee directors to make an election to be issued, in lieu of the cash portion of their annual service retainer, fully vested shares of our Common Stock. For 2017, the number of fully vested shares was determined by dividing $80,000 by the average of the closing price of our Common Stock for the trailing thirty consecutive trading days, ending on and including the date such shares were granted.
Deferred Compensation Plan
Under the LPL Financial Holdings Inc. Non-Employee Director Deferred Compensation Plan (the “Deferred Plan”), non-employee directors may make an annual election to defer receipt of the equity portion, or both the equity and cash portion, of their annual retainer for Board service. For directors who make such a deferral election, a book-entry account is established and credited with a number of deferred stock units granted under our 2010 Plan equal in value to the shares and, if so elected by the director, the cash, that would otherwise be granted or paid absent such deferral election, with each deferred stock unit representing the right to receive a share of our Common Stock. Dividend equivalent rights are credited to a director's book-entry account, in the form of additional stock units, on both vested and unvested deferred stock units. All such shares will be paid only upon a director’s separation from service or a change in control, as defined in the Deferred Plan.
Equity Ownership Guidelines
Our Corporate Governance Guidelines include equity ownership guidelines for non-employee directors. Within five years of the date of his or her election to the Board, each non-employee director must maintain ownership of shares of Common Stock equal to five times the cash portion of the annual retainer for Board service then in effect, not including any retainers for committee or chair service. All shares owned outright and beneficially owned by a non-employee director, including all shares of unvested restricted stock, are counted in determining compliance with such minimum ownership requirement. Neither vested nor unvested stock options are counted, however. As of March 29, 2018, each of our non-employee directors except for Mr. Glavin, who was elected to the Board in 2017, satisfied this minimum ownership requirement.

2018 Proxy Statement | 19

Board of Director Compensation

The following table sets forth the compensation received from us by each non-employee director for service on the Board for the fiscal year ended December 31, 2017. In addition to the payments disclosed in the table below, our directors were reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		Total ($)
John J. Brennan	$21,875	(3)	$—		$21,875
Viet D. Dinh	$98,189	(4)	$127,096	(5)	$225,285
H. Paulett Eberhart	$102,292	(6)	$127,096		$229,388
William F. Glavin, Jr.	$86,939	(4)	$127,096	(5)	$214,035
Marco (Mick) W. Hellman	$84,022	(4)(7)	$127,096	(7)	$211,118
Anne M. Mulcahy	$113,189	(4)	$127,096		$240,285
James S. Putnam	$213,189	(4)	$127,096	(5)	$340,285
James S. Riepe	$114,439	(4)	$127,096		$241,535
Richard P. Schifter	$88,189	(4)	$127,096	(5)	$215,285

(1)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock awards granted to our non-employee directors in 2017. The aggregate grant date fair value of the restricted stock awards, as determined under FASB ASC Topic 718, was determined by multiplying the number of shares underlying the award by $39.73, which was the closing price of our Common Stock on the grant date. For information regarding the number of shares of restricted stock held by each non-employee director as of December 31, 2017, see the column “Restricted Stock Awards” in the table in footnote 2 below. The amounts shown in this column do not include the value of any fully vested shares of Common Stock that certain of our non-employee directors elected to receive in lieu of the cash portion of the annual service retainer. In accordance with SEC rules, such amounts are shown in the column “Fees Earned or Paid in Cash”.

(2)
The following table shows the aggregate number of stock options and shares of restricted stock held by each of our non-employee directors as of December 31, 2017. All restricted stock awards reported in the table below will vest in full on May 18, 2018. All stock options reported in the table below were fully vested as of December 31, 2017.

Name	Stock Option Awards (#)	Restricted Stock Awards (#)
Viet D. Dinh	—	3,199
H. Paulett Eberhart	—	3,199
William F. Glavin, Jr.	—	3,199
Marco (Mick) W. Hellman(7)	—	—
Anne M. Mulcahy	—	3,199
James S. Putnam	—	3,199
James S. Riepe	31,500	3,199
Richard P. Schifter	—	3,199

(3)
Mr. Brennan served as a director until May 17, 2017. This amount represents the prorated portion of his retainer for service during 2017 on the Audit Committee, of which he served as chair, the Compensation Committee, and the Nominating and Governance Committee.

(4)
This amount includes the value of fully vested shares of Common Stock that the director elected to receive in lieu of the cash portion of the director’s annual service retainer. The aggregate grant date fair value of these shares, as determined under FASB ASC Topic 718, was determined by multiplying the number of shares underlying the award by $39.73, which was the closing price of our Common Stock on the grant date. The shares issued to Messrs. Dinh, Glavin, Putnam and Schifter are subject to a written deferral election under the Deferred Plan pursuant to which the director elected to defer receipt of the cash portion of the annual service retainer.

(5)	These stock awards are subject to a written deferral election under the Deferred Plan pursuant to which the director elected to defer receipt of the equity portion of his annual service retainer.

(6)
Ms. Eberhart succeeded Mr. Brennan as a member of the Compensation Committee in May 2017. This amount includes the prorated portion of Ms. Eberhart's retainer for service during 2017 on the Compensation Committee.

(7)	Mr. Hellman was granted 1,968 shares of Common Stock and 3,199 shares of restricted stock in May 2017. Mr. Hellman assigned these awards to HMI Capital, LLC.

20 | 2018 Proxy Statement

Compensation Discussion and Analysis

Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis (“CD&A”) describes the actions taken by the Compensation Committee with respect to 2017 compensation for our executive officers, including our named executive officers (“NEOs”). Under SEC rules, our NEOs for 2017 were:

Executive	Title
Dan H. Arnold	President and Chief Executive Officer
Mark S. Casady(1)	Former Chief Executive Officer
Matthew J. Audette	Chief Financial Officer
Thomas Gooley	Managing Director, Service, Trading and Operations
Scott Seese(2)	Managing Director, Chief Information Officer
George B. White	Managing Director, Investor and Investment Solutions and Chief Investment Officer

(1)
Mr. Casady served as our chief executive officer until January 3, 2017, at which time Mr. Arnold, our then-president, was appointed as our chief executive officer. Mr. Casady continued to serve as chair of the Board and a director until his retirement on March 3, 2017.

(2)	Mr. Seese commenced employment with us as managing director, chief information officer, on July 10, 2017.

Summary of 2017 Operating Performance
The following summary of the Company’s operating performance is intended to provide additional context for the Compensation Committee’s evaluation of the Company’s performance against its 2017 goals for compensation-related purposes. For such purposes, Adjusted EBITDA was the primary financial metric considered by the Compensation Committee in evaluating the Company’s performance in 2017. The Compensation Committee also considered the Company’s gross profit and expense management results, and their effect on the Company’s Adjusted EBITDA results. EBITDA, Adjusted EBITDA, gross profit and core G&A are non-GAAP financial measures that are described below under “Non-GAAP Financial Measures.”
The Company reported good business and financial results in 2017, and further positioned itself to better serve and support its advisors, drive profitable growth and create long-term shareholder value. Total assets at year-end were $615 billion, up 21% from 2016. This growth was driven by a combination of organic growth, market appreciation and the initial onboarding of assets following the Company’s acquisition of the broker-dealer network of National Planning Holdings, Inc. (“NPH”), in the largest acquisition in the Company’s history. This asset growth contributed to the Company’s gross profit of $1.6 billion in 2017, which was a 12% increase over 2016. The Company’s continued focus on expense management resulted in an increase in core general and administrative expense (“core G&A”) of less than 2% prior to costs related to the NPH acquisition. This expense discipline enabled the Company to make significant business and technology investments while also driving operating leverage. As a result, EBITDA and earnings per share grew year-over-year by 21% and 22%, respectively. For additional discussion and analysis of the Company’s 2017 performance, please refer to the Annual Report.
As further discussed below, after taking into account the Company’s overall performance against financial and non-financial goals for 2017, the Compensation Committee determined that the 2017 bonus pool would be funded at above-target levels, and the annual cash bonus awards to our NEOs (as well to our other executives and employees) would generally be paid at target, or above target levels for high performing employees. This approach is consistent with our compensation philosophy and past practice.

2018 Proxy Statement | 21

Compensation Discussion and Analysis

Total brokerage and advisory assets were $615 billion as of December 31, 2017, a 21% increase from the prior year-end balance of $509 billion. Total net new assets were $43 billion for 2017, including $34 billion from the Company's acquisition of NPH.

As of December 31, 2017, advisory assets under custody (which are a component of total brokerage and advisory assets) had grown to $273 billion, up 29% from the prior year, and represented 44.4% of total brokerage and advisory assets at year-end.

As of December 31, 2017, brokerage assets (which are also a component of total brokerage and advisory assets) had grown to $342 billion, up 15% from the prior year.

22 | 2018 Proxy Statement

Compensation Discussion and Analysis

Gross profit increased to $1.6 billion in 2017, up 12% from the prior year.

The increase in the Company's gross profit combined with disciplined expense management generated operating leverage, as Adjusted EBITDA increased 20% year-over-year.

Capital was returned to stockholders through a share repurchase program and dividends. In 2017, $204 million of capital was returned to shareholders, including $90.3 million of dividends and $113.7 million of share repurchases (representing 2,619,532 shares).

2018 Proxy Statement | 23

Compensation Discussion and Analysis

Compensation Philosophy

Under the oversight of the Compensation Committee, our executive compensation program rewards sustained positive financial and operating performance. Our executive compensation program is designed to align our executives’ compensation to the performance of the Company while avoiding practices that may create unwarranted risk.
The design and operation of our executive compensation program reflect the following basic objectives:

■	aligning the interests of our executive officers with the interests of our Company and its stockholders;
■	linking our executive officers’ compensation to the achievement of both short-term and long-term strategic and operational goals; and
■	attracting, motivating, and retaining highly qualified executive officers who are passionate about the mission of our Company.
We seek to achieve these objectives through the following guiding compensation principles:
■	paying compensation that is competitive with that offered for similar positions with our peer companies;
■	striking an appropriate balance between current and long-term compensation as well as cash and equity compensation;
■	linking short-term and long-term total compensation largely to objective and, to the extent possible, quantifiable performance measures;
■	rewarding Company and business unit performance, as well as individual performance and potential; and
■	using equity-based compensation for a significant portion of total compensation.

Compensation Governance
In order to implement our compensation philosophy, and to promote strong governance and alignment with stockholder interests, we do the following:
✓	maintain a pay mix that is weighted more heavily on variable, performance-based compensation than fixed compensation;
✓	maintain stock ownership guidelines for executives;
✓	maintain a compensation claw-back policy that enables the Company to recoup cash and equity incentive compensation from executive officers in the event of certain financial restatements;
✓	retain an independent compensation consultant engaged by, and reporting directly to, the Compensation Committee;
✓	benchmark executive compensation against peers with which we compete for talent;
✓	conduct annual risk assessments of our executive compensation policies and practices;
✓	hold an annual shareholder "say on pay" vote; and
✓	hold Compensation Committee executive sessions without management present.
In addition, we do not do the following:
✗	re-price stock options without stockholder approval;
✗	permit hedging transactions or short sales by executives;
✗	permit pledging or holding company stock in a margin account by executives;
✗	enter into individual employment agreements; or
✗	provide excise tax gross-ups to executives.

We have designed our compensation practices to align with competitive market practices, strengthen the alignment between compensation paid and Company performance, and provide greater transparency for our employees and investors. These practices are discussed below under “—Compensation Policies and Practices.”

24 | 2018 Proxy Statement

Compensation Discussion and Analysis

Components of Compensation
The core components of our executive compensation program are:

▪	Base salary;

▪	Annual cash bonus awards;

▪	Long-term equity incentive awards; and

▪	Severance and change-in-control benefits.
The Compensation Committee retains flexibility to determine the appropriate level and mix of the various compensation components consistent with our business needs. The mix of compensation elements is intended to provide our NEOs with a competitive total pay package that rewards recent results and drives long-term corporate performance. The annual cash bonus awards compensate NEOs based upon annual Company and individual performance. We also have a long-term equity incentive program designed to provide equity compensation primarily linked to longer-term Company performance while aligning the interests of our NEOs and other key employees with the interests of our stockholders.

Annual Cash Bonus Awards	Base Salary

Long-Term Incentives	Other

Retirement of Mr. Casady as Chief Executive Officer and Appointment of Mr. Arnold
Mr. Casady’s Arrangements
In connection with Mr. Casady's retirement as our chief executive officer, effective January 3, 2017, he was entitled to an annual cash bonus award for 2016 in accordance with the terms of the Company’s annual cash bonus plan (the “Bonus Plan”). This bonus was paid in March 2017, based on the Company's performance in 2016 and the Compensation Committee’s assessment of Mr. Casady's contribution to that performance. As previously disclosed, during the period between January 3, 2017 and March 3, 2017, Mr. Casady provided transition services to the Company, in consideration for which he continued to receive payment of his salary and benefits, and continued vesting in his unvested equity awards. Mr. Casady did not receive severance in connection with his retirement. Because Mr. Casady satisfied the definition of "retirement" under the provisions of his equity awards, all unvested equity awards held by him became fully vested as of March 3, 2017, the effective date of his retirement.
Mr. Arnold’s Arrangements
Mr. Arnold, our president, was appointed as our chief executive officer, effective January 3, 2017. Mr. Arnold was also appointed as a director at that time.
In connection with Mr. Arnold’s appointment as chief executive officer, the Board approved an increase in his annual base salary to $800,000 and a target annual cash bonus opportunity of 225% of annual base salary, each effective as of January 3, 2017. In addition, the Board approved a target annual long-term equity incentive award opportunity for Mr. Arnold

2018 Proxy Statement | 25

Compensation Discussion and Analysis

with a grant date value of 350% of annual base salary, with 50% of such award to consist of stock options and 50% of such award to consist of performance-based share units. Mr. Arnold continues to be eligible for the Executive Severance Plan (as described below). The Board approved these arrangements at the recommendation of the Compensation Committee, which based its recommendation on a review of peer group compensation practices, advice from the Compensation Consultant, and the Compensation Committee’s assessment of Mr. Arnold’s role, experience, and tenure with the Company.
In recognition of the substantial additional responsibilities that Mr. Arnold assumed and his expected contributions to the Company, and to reinforce Mr. Arnold's alignment to shareholders' interests, the Board granted Mr. Arnold a one-time incentive award consisting of time-based restricted stock units (“RSUs”) having a grant date fair value of $1.5 million. The RSUs were granted on February 13, 2017 and vest as to one-third of the RSUs on each of the third, fourth and fifth anniversaries of the grant date, using a longer, back-weighted vesting period to encourage retention.
Base Salary
We pay our NEOs base salaries in order to provide a level of competitive and stable income. The base salaries of our NEOs are set based on the responsibilities of the individual, taking into account the individual’s skills, experience, and prior compensation levels, as well as market compensation levels of our peer group. The Compensation Committee reviews base salaries for our NEOs on an annual basis, although salary changes may not occur with that frequency. Rather, base salaries are generally increased when individual performance, job scope, or market compensation data indicate that an increase is warranted. As the responsibilities of our NEOs increase in the future, the Compensation Committee generally plans to adjust compensation through increases in the size of long-term equity awards and, to a lesser extent, annual cash bonus opportunity, rather than through adjustments to base salary.
With regard to our NEOs’ base salaries for 2017:

▪	Mr. Arnold received an increase in base salary from $675,000 to $800,000 effective January 3, 2017, in connection with his appointment as chief executive officer;

▪	The base salary of Mr. Casady, until his retirement on March 3, 2017, was unchanged from 2016;

▪	The base salaries of Messrs. Audette, Gooley, and White were unchanged from 2016; and

▪	Mr. Seese's base salary was set at the time he joined us in July 2017.
In determining that the salaries remained appropriate for Messrs. Audette, Gooley and White, the Compensation Committee considered, among other things, competitiveness and mix of the total compensation opportunities based on benchmarking data prepared by the Compensation Consultant. This benchmarking data included compensation data for comparable roles at relevant peer companies and other survey data, as described further in the "Benchmarking" section (“Benchmarking Data”).
Mr. Seese's base salary reflected the results of our negotiations in recruiting him to join the Company. In determining that Mr. Seese's base salary was appropriate, the Compensation Committee considered competitive market data prepared by the Compensation Consultant, as described further in the "Benchmarking" section, as well as his skills, the nature and scope of his responsibilities at the Company and his experience prior to joining the Company.
The 2017 salaries for all of our named executive officers appear in the Summary Compensation table that follows this CD&A.
Annual Cash Bonus Awards
We provide annual cash bonus awards in order to tie a significant portion of the overall cash compensation of each of our NEOs to annually-established, key short-term corporate objectives and financial goals of the Company. See “—Goals, Objectives and Performance Evaluation” below for a description of these objectives and goals and our 2017 performance against them. The Compensation Committee believes that our NEOs, as key members of the Company’s leadership team, share responsibility for supporting the goals and performance of the Company.
At the beginning of 2017, the Compensation Committee established:

▪	An objective corporate performance threshold (the achievement of which was the primary condition to the funding of the bonus pool under the Bonus Plan);

▪	Target and maximum award amounts for each NEO (other than Mr. Casady);

▪
Financial and non-financial Company performance goals, which were approved by the Board and on which the level of funding of the bonus pool, and the payment of annual cash bonus awards, if any, was to be based; and

26 | 2018 Proxy Statement

Compensation Discussion and Analysis

▪	General guidelines that provided a potential range of bonus pool funding based on the level of achievement of the Company’s financial performance goals.
Before establishing the 2017 bonus guidelines, the Compensation Committee assessed its approach to annual incentive compensation. The Compensation Committee considered peer group practices with regard to the number and types of financial performance metrics used in annual incentive plans, as well as typical plan payout designs. Relative to our peers’ practices, our approach to annual cash bonus awards provides more discretion to the Compensation Committee. The Compensation Committee believes that this level of discretion is appropriate given the variety of factors that can affect the Company’s Adjusted EBITDA results, including prevailing interest rates and equity market performance.
Each NEO’s individual target award amount is set by the Compensation Committee by reference to market compensation for comparable positions within our peer group as well as the nature of the NEO’s role and responsibilities. In setting the targets, the Compensation Committee generally emphasizes executives’ contributions to the Company’s overall performance rather than focusing only on their individual business or function. We believe therefore that our cash bonuses provide a significant incentive to our NEOs to work towards achieving our overall Company objectives.
If the Compensation Committee determines that the threshold corporate performance goal has been achieved and therefore a bonus pool under the Bonus Plan will be funded, the Compensation Committee then evaluates the Company’s and each NEO’s performance against additional, previously established goals. In determining whether and to what extent bonuses are paid, the Compensation Committee takes into account discussions with management and the Compensation Consultant. See “—Goals, Objectives and Performance Evaluation.”
The Compensation Committee generally has the discretion to pay bonuses above (subject to the pre-established maximums for each NEO for 2017) or below the established targets based upon their assessment of Company performance, each NEO’s performance and potential, and other considerations.

Cash bonuses paid under the Bonus Plan for service in 2017 were intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.
In 2017, the Company’s objective corporate performance threshold was based on the Company’s EBITDA results. For a description of EBITDA, see “—Non-GAAP Financial Measures” below. The funding guidelines established by the Compensation Committee at the beginning of the year for the 2017 bonus pool, however, were based on the Company’s Adjusted EBITDA results. The payout opportunities reflected in these guidelines were used by the Compensation Committee only as a general guide. In determining the actual level of bonus pool funding, the Compensation Committee assessed the Company’s overall performance against its pre-established annual corporate goals and also gave consideration to additional factors, such as drivers of performance (including business and market factors affecting the Company’s earnings results), as well as the Company's total shareholder return relative to peers.
Our chief executive officer and chief financial officer met with the Compensation Committee in December 2017 and January 2018 to discuss our actual performance compared to our pre-established 2017 corporate goals. For 2017, the Compensation Committee determined that the Company’s EBITDA was sufficient to fund a cash bonus pool and that overall corporate performance exceeded the corporate goals, as further described below under “— Goals, Objectives and Performance Evaluation.” Based primarily on this assessment of the Company’s performance, the Compensation Committee exercised its discretion to award annual cash bonuses under the Bonus Plan to our NEOs (other than Mr. Casady, but including Mr. Seese) above each executive’s target award amount for 2017 (subject to the pre-established maximums for each such NEO). Mr. Casady retired as chief executive officer of the Company, effective January 3, 2017, and did not receive an annual cash bonus for 2017. Mr. Seese's target award amount for 2017 was not prorated for the portion of the year during which he was employed, consistent with our negotiations in recruiting him to join the Company.

2018 Proxy Statement | 27

Compensation Discussion and Analysis

The table below includes the target annual cash bonus award opportunity established for each of our NEOs at the beginning of 2017, as well as the actual cash bonus awarded to each of our NEOs for 2017, as determined by the Compensation Committee:

NEO	Target Award	Target Award as a Percentage of Base Salary	Cash Bonus Awarded	Cash Bonus Awarded as a Percentage of Base Salary	Cash Bonus Awarded as a Percentage of Target Award
Dan H. Arnold	$1,800,000	225%	$2,160,000	270%	120%
Mark S. Casady	$—	—%	$—	—%	—%
Matthew J. Audette	$1,050,000	175%	$1,420,000	237%	135%
Thomas Gooley	$750,000	150%	$900,000	180%	120%
Scott Seese	$800,000	160%	$960,000	192%	120%
George B. White	$625,000	125%	$845,000	169%	135%
Long-Term Equity Incentive Awards
The purposes of our long-term equity incentive program are to promote the achievement of corporate goals that drive long-term stockholder value, to align the interests of our executive officers and other key employees with our shareholders and to retain key executives. We provide long-term incentive compensation to our NEOs through equity awards under our 2010 Plan, and we believe that our long-term equity incentive program is critical to our efforts to hire and retain the best talent in the financial services industry.
At the beginning of each year, the Compensation Committee establishes long-term equity incentive award targets for executive officers after reviewing the recommendations of our chief executive officer and additional information, including Benchmarking Data. Annual target award amounts are based on an executive’s position, including job scope and base salary, after consideration of Benchmarking Data and prior years’ awards to the executive. The targets established by the Compensation Committee for our NEOs (other than Mr. Casady) in 2017 ranged from 125% to 350% of base salary.

After the conclusion of the year, the Compensation Committee determines the actual amounts of the annual long-term incentive (“LTI”) award to be granted to each of our NEOs (other than, for 2017, Mr. Casady) based on the target award previously set by the Compensation Committee as well as the NEO’s individual performance both during the year and over time, leadership responsibilities and potential, and retention considerations. Based upon such considerations, an NEO’s actual LTI award may vary from the target amount previously established. Unlike our annual cash bonus awards, the actual amount of executives’ LTI awards are generally not based on annual Company performance, although the value of those LTI awards depends on the Company’s longer-term performance.
Prior to 2017, our long-term equity incentive awards consisted of RSUs and stock options. Equity grants to our chief executive officer consisted only of stock options, in order to align to stock appreciation on an absolute basis, while equity grants to our other NEOs consisted of 70% stock options and 30% RSUs.
After conducting an assessment of the Company's approach to long-term equity incentives in

28 | 2018 Proxy Statement

Compensation Discussion and Analysis

consultation with the Compensation Consultant, in February 2017, the Compensation Committee approved performance share units (“PSUs”) as an additional form of performance-based LTI award to be incorporated into the Company’s 2017 awards for all executive officers, including our NEOs. We believe the incorporation of PSUs into our long-term equity incentive program aligns with our pay-for-performance principles and puts appropriate focus on long-term alignment and pay relative both to market peers and shareholder returns.
In 2017, equity grants to our president and chief executive officer consisted of 50% PSUs and 50% stock options (by grant date value), and equity grants to our other NEOs (other than Mr. Casady) consisted of 40% PSUs, 30% stock options and 30% RSUs. We believe that this blended approach provides appropriate incentives for long-term shareholder value creation while also serving as a retention tool for the Company. Mr. Casady did not receive an LTI award in 2017.
PSUs are eligible to become earned PSUs based on the Company’s total shareholder return (“TSR”) relative to the TSR of a predetermined comparator group over a three-year performance period (the “Performance Period”). The comparator group consists of the Standard & Poor's 1500 Capital Markets Companies (the “Comparator Group”), and the number of earned PSUs is based on a relative ranking between the 25th and 80th percentile of the Comparator Group’s TSR results. Based on our relative performance, the number of earned PSUs can range between 50% (threshold) and 200% (maximum) of the target award as shown below:

Performance Level	Relative TSR Percentile Rank (based on Comparator Group)	Common Shares Earned (as a % of Target)
Maximum	80th	200%
Target	50th	100%
Threshold	25th	50%
Below Threshold	Below 25th	0%
The beginning and ending share price for TSR calculations will be based on the average closing price of our Common Stock for the trailing thirty consecutive trading days including each of the beginning and end dates of the Performance Period. Earned PSUs become vested on the later of the third anniversary of the grant date and the date on which the Compensation Committee certifies achievement of the performance criteria associated with the award. The number of earned PSUs is capped at 100% of the target award if the Company's TSR is negative over the Performance Period.
Our stock option and RSU grants vest over time, generally in equal annual installments over three years. Unvested stock options, RSUs and PSUs generally are forfeited if an NEO voluntarily leaves the Company other than upon retirement. In the event of retirement, the vesting of an NEO’s stock options and RSUs will generally accelerate in full, stock options will generally remain exercisable for a period of two years following termination and PSUs will generally remain outstanding and eligible to become earned PSUs in accordance with the terms of the award. “Retirement” means the termination of employment other than for cause following either:

▪	attainment of age 65 and completion of five years of continuous service with the Company; or

▪	attainment of age 55 and completion of ten years of continuous service with the Company.
In granting RSU and PSU awards, the Compensation Committee calculates the number of shares underlying an award using a price per share equal to the average closing price of our Common Stock for the trailing thirty consecutive trading days including the grant date. This approach is intended to mitigate the effect of stock price volatility.
In determining the size of stock option awards in 2017, the Compensation Committee used a fixed 3.5:1 ratio of stock options for each share of Common Stock, which was the same valuation ratio used in 2016. In determining the size of stock options awards in 2018, the Compensation Committee used the value per stock option as of the grant date, calculated using the Black-Scholes model and related assumptions (“Black-Scholes Value”), rather than a fixed valuation ratio. In deciding to use the Black-Scholes Value, the Compensation Committee reviewed peer practice, conferred with the Compensation Consultant and considered the alignment between the Black-Scholes Value and the previously used fixed valuation ratio.

2018 Proxy Statement | 29

Compensation Discussion and Analysis

The table below reflects the target LTI award established for each of our NEOs for 2017, as well as the actual LTI award granted to our NEOs for 2017 performance, as determined by the Compensation Committee:

Executive	2017 Annual Base Salary	LTI Target % of Base Salary	LTI Target $	LTI $ Granted(1)
Dan H. Arnold	$800,000	350%	$2,800,000	$3,080,000
Mark S. Casady	$—	—%	$—	$—
Matthew J. Audette	$600,000	175%	$1,050,000	$1,050,000
Thomas Gooley	$500,000	150%	$750,000	$700,000
Scott Seese	$500,000	160%	$800,000	$850,000
George B. White	$500,000	125%	$625,000	$625,000

(1)
These LTI awards were granted on February 23, 2018 for services provided during fiscal year 2017. Mr. Arnold received 50% of his LTI award as PSUs and 50% as stock options. The remaining NEOs received 40% of their awards as PSUs, 30% as stock options and 30% as RSUs. PSUs are eligible to become earned and vested based on the achievement of performance criteria over a three-year period, as described above. Stock options and RSUs are scheduled to vest in equal annual installments over a three-year period. In calculating the number of shares underlying stock options to be awarded, we divided the value of the grant by the Black-Scholes Value. However, the exercise price of any such option is equal to the closing price of our Common Stock on the grant date. In calculating the number of RSUs and PSUs awarded, we divided the value of the grant by a number equal to the average closing price of our Common Stock for the trailing thirty consecutive trading days including the grant date.

NEO LTI awards granted on February 23, 2018 by the Compensation Committee were based on 2017 targets as well as an NEO’s individual performance during 2017, leadership responsibilities and potential, as well as retention considerations.
Because the NEO LTI awards described in the table above were granted in 2018, they are not reflected in our Summary Compensation table or Grants of Plan-Based Awards table. In accordance with SEC rules, the equity awards shown in our Summary Compensation table and Grants of Plan-Based Awards table reflect LTI awards that were granted during calendar year 2017. The awards shown in such tables include the LTI awards granted in February 2017 for services performed in 2016.
In addition to our LTI annual awards, the Compensation Committee made one-time grants to certain of our NEOs in 2017, which are also reflected in our Summary Compensation table. The Board granted Mr. Arnold 38,809 RSUs on February 13, 2017, in recognition of his promotion to chief executive officer. These RSUs vest over a five-year period, with one-third of the award vesting on each of the third, fourth, and fifth anniversary of the grant date. The Board approved this vesting schedule to encourage retention over a longer period than the typical vesting period associated with the Company's time-based awards. In addition, pursuant to the terms of his employment offer letter, the Compensation Committee granted Mr. Seese 22,148 RSUs on August 21, 2017, which RSUs vest in equal annual installments over two years. This grant reflects the results of negotiations in recruiting Mr. Seese to accept employment with the Company.

30 | 2018 Proxy Statement

Compensation Discussion and Analysis

Additional Compensation Elements
Severance and Change-in-Control Benefits
Our Executive Severance Plan enables us to offer a form of protection to our executive officers in the event their employment with us is involuntarily terminated by the Company or is terminated for good reason by the executive (each, a “qualifying termination”). We believe that providing these benefits helps us compete for executive talent and may help us retain current key employees. All of our NEOs (other than Mr. Casady) are eligible for severance benefits under the Executive Severance Plan.
Executive Perquisites
Executive perquisites are not a core component of our executive compensation program, however, we offer an executive financial services policy, pursuant to which the Company’s executive officers are eligible to receive annual reimbursement of up to $15,000 for qualifying personal financial planning services.
Other Compensation Components
401(k) Plan. We maintain a retirement savings plan (the “401(k) Plan”), for the benefit of all eligible employees, including our NEOs. Under the terms of the 401(k) Plan, employees may elect to make pre-tax 401(k) and Roth 401(k) contributions up to the statutorily prescribed limit. After one year of service, we match employee contributions on a pay period basis. For 2017, we provided a match in an amount equal to 65% of an employee's elective deferral up to 8% of his or her eligible compensation. We provide this benefit to all of our eligible employees, and it is provided to our NEOs on the same basis as all other eligible employees.

Nonqualified Deferred Compensation. Mr. Arnold, previously an executive of our wholly-owned indirect subsidiary, UVEST Financial Services Group, Inc. (“UVEST”), participates in the UVEST Executive Nonqualified “Excess” Plan (the “UVEST Plan”). The UVEST Plan allows certain highly compensated or management employees to defer up to 100% of their current compensation, which includes for this purpose base salary, service bonus, performance-based compensation, and commissions. Distributions of deferred amounts may be made only upon a qualifying distribution event, which, depending on the individual’s election, may be a separation from service, disability (as defined in the UVEST Plan), death, a change-in-control event (as defined in the UVEST Plan), an unforeseeable emergency, or a specified date, or may be the earliest of one or more of these events. At the time an election is made to defer compensation under the UVEST Plan, participants may choose, with respect to each potential qualifying distribution event, to receive amounts in either a lump sum or in equal annual installments over a number of years (but not to exceed five years). Deferred amounts are credited with an investment return determined as if the amounts were invested in one or more investment funds made available by the UVEST Plan and selected by a participant. The UVEST Plan is intended to be a nonqualified deferred compensation plan operated in compliance with Section 409A of the Internal Revenue Code. The amounts of compensation Mr. Arnold elected to defer under the UVEST Plan in 2017 are described in the table below titled “Nonqualified Deferred Compensation for the Year Ended December 31, 2017.”

2018 Proxy Statement | 31

Compensation Discussion and Analysis

Annual Cash Bonus Awards	Base Salary

Long-Term Incentives	Other
Goals, Objectives and Performance Evaluation
Our NEOs are primarily responsible for ensuring that the Company achieves its annual and long-term goals. At the beginning of 2017, our Board determined, with the input of the chief executive officer and the management team, the corporate goals and objectives for the year, including with regard to the Company’s financial performance. In evaluating incentive compensation at the end of the year, the Compensation Committee considered the Company’s overall performance against these corporate goals and objectives, including its Adjusted EBITDA results. The Compensation Committee determined that the Company generally performed well against its 2017 goals and objectives in light of its strong financial results and performance in key business indicators. See “Executive Summary—Summary of 2017 Operating Performance” for additional information about our 2017 performance, including our Adjusted EBITDA results. In making its evaluation, the Compensation Committee considered objective and subjective factors, and exercised its discretion to grant annual cash bonus awards above each NEO’s target award amount.

32 | 2018 Proxy Statement

Compensation Discussion and Analysis

2017 Corporate Goals	Performance Commentary

Drive LPL business growth by adding new advisors and helping existing advisors thrive
The Company’s net new advisory assets exceeded expectations and production retention was 95%. The Company's recruited assets in 2017 were lower than expected, however, in part due to uncertainties related to the U.S. Department of Labor (“DOL”) fiduciary rule. The NPH acquisition in August 2017 resulted in the addition of approximately $34 billion in assets and 1,000 advisors in 2017.

Respond to the regulatory environment, including DOL, from a position of strength by ensuring compliance, enabling advisor change management, and driving growth
The Company made measurable progress in its preparations for the DOL fiduciary rule, including implementation of certain policy, systems and supervisory changes, as well as the design of the Company's “mutual fund only” brokerage platform.

Drive improved profitability by focusing on product mix and advisor relationships
Net new assets on the Company's centrally managed advisory platform generally increased in line with target, and the Research department's model portfolios generally outperformed benchmarks and peers. The Company announced policy changes and pricing incentives related to its corporate registered investment advisor platform.

Enhance the advisor experience through an automated and integrated service, technology, and risk management offering
The Company made significant progress in delivering new capabilities and enhancements, and facilitating advisor adoption, of its ClientWorks platform. The Company generally succeeded in supporting advisors through the complexity of the DOL fiduciary rule, the ClientWorks rollout and the NPH onboarding. Advisor satisfaction scores remained below expectation, however, against the high degree of change during the year.

Be the destination of choice for employees by promoting a workplace that empowers diverse teams to work well together
The Company redesigned its employee benefits package to improve efficiency and cost, and exceeded its retention target for top talent.
Employee headcount at the Company’s Carolinas campus grew to approximately 2,000 employees following completion of construction of its office buildings in late 2016.

Improve operating leverage, effectively deploy capital, and maximize shareholder returns
The Company capitalized on favorable debt market conditions to refinance its corporate debt, raising funds for NPH acquisition costs, increasing the proportion of fixed rate debt in its capital structure and extending weighted average maturities. Core G&A was $727 million, including $15 million in onboarding costs related to the NPH acquisition, representing a 4% growth rate year-over-year. We returned $204 million of capital to shareholders during the year, and the Company’s total shareholder return was in the top decile of the Comparator Group.

As we look forward to 2018, the Board has recommitted our management team to goal categories that are generally consistent with those adopted in 2017.
Non-GAAP Financial Measures
We believe that presenting certain non-GAAP measures by excluding or including certain items can be helpful to investors and analysts who may wish to use some or all of this information to analyze the Company’s current performance, prospects, and valuation. We use this non-GAAP information internally to evaluate operating performance and to formulate the budget for future periods. We believe that the non-GAAP measures and metrics discussed below are appropriate for evaluating the performance of the Company for compensation-related purposes.
Gross Profit
Gross profit is calculated as net revenues less commission and advisory expenses and brokerage, clearing, and exchange fees. All other expense categories, including depreciation and amortization of fixed assets and amortization of intangible assets, are considered general and administrative in nature.

Because the Company’s gross profit amounts do not include any depreciation and amortization expense, the Company considers its gross profit amounts to be non-GAAP measures that may not be comparable to those of others in its industry. We believe that Gross Profit can be useful to investors because it shows the Company’s core operating performance before

2018 Proxy Statement | 33

Compensation Discussion and Analysis

indirect costs that are general and administrative in nature.
Core G&A
Core G&A consists of total operating expenses, which were $3.8 billion for the year ended December 31, 2017, excluding the following expenses: commission and advisory, regulatory charges, promotional, employee share-based compensation, depreciation and amortization, amortization of intangible assets, and brokerage, clearing, and exchange. We believe core G&A reflects the corporate operating expense categories over which management can generally exercise a measure of control, compared with expense items over which management either cannot exercise control, such as commission and advisory expenses, or which management views as a promotional expense necessary to support advisor growth and retention, including conferences and transition assistance. Core G&A is not a measure of the Company’s total operating expenses as calculated in accordance with GAAP. The Company does not provide an outlook for its total operating expenses because it contains expense components, such as commission and advisory expenses, that are market-driven and over which the Company cannot exercise control. Set forth below is a reconciliation of the Company's total operating expenses to core G&A for the year ended December 31, 2017.
EBITDA
EBITDA is defined as net income plus interest expense, income tax expense, depreciation, and amortization. We believe that EBITDA can be a useful financial metric in understanding the Company’s earnings from operations. EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. Set forth below is a reconciliation of the Company's net income to EBITDA for the years ended December 31, 2017, 2016 and 2015.
Adjusted EBITDA
Adjusted EBITDA is defined as EBITDA, further adjusted to exclude certain non-cash charges and other adjustments. We believe that Adjusted EBITDA can be a useful financial metric in assessing our historical operating performance from period to period by excluding certain items that we believe are not representative of our core business. Set forth below is a reconciliation of the Company's net income to Adjusted EBITDA for the years ended December 31, 2017, 2016 and 2015.
Gross profit, core G&A, EBITDA and Adjusted EBITDA are not measures of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, EBITDA and Adjusted EBITDA can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Set forth below is a reconciliation of core G&A to the Company's total operating expenses for the twelve months ended December 31, 2017 (in thousands):

Core G&A	$726,830
Regulatory charges	20,565
Promotional	171,661
Employee share-based compensation	19,413
Total G&A	938,469
Commissions and advisory	2,669,599
Depreciation & amortization	84,071
Amortization of intangible assets	38,293
Brokerage, clearing and exchange	57,047
Total operating expense	$3,787,479

34 | 2018 Proxy Statement

Compensation Discussion and Analysis

Set forth below is a reconciliation of the Company's net income to EBITDA and Adjusted EBITDA for the twelve months ended December 31, 2017, 2016 and 2015 (in thousands):

	2017	2016	2015
Net income	$238,863	$191,931	$168,784
Non-operating interest expense	107,025	96,478	59,136
Provision for income taxes	125,707	105,585	113,771
Loss on extinguishment of debt(1)	22,407	—	—
Depreciation and amortization	84,071	75,928	73,383
Amortization of intangible assets	38,293	38,035	38,239
EBITDA	616,366	507,957	453,313
EBITDA Adjustments(2):
Employee share-based compensation expense(3)	19,413	20,352	23,296
Acquisition and integration related expenses(4)	—	—	50
Restructuring and conversion costs(5)	—	—	11,976
Other	—	—	481
Adjusted EBITDA	$635,779	$528,309	$489,116

(1)
Represents expenses incurred resulting from the early extinguishment and repayment of amounts outstanding on our prior senior secured credit facilities, including the accelerated recognition of unamortized debt issuance costs that had no future economic benefit, as well as various other charges incurred in connection with the repayment under prior senior secured credit facilities and the establishment of new or amended senior secured credit facilities.

(2)	Beginning in 2016, the Company changed its Adjusted EBITDA calculation to adjust only for share-based compensation expenses for employees, officers, and directors.

(3)
Represents share-based compensation expenses for equity awards granted to employees, officers, and directors. Such awards are measured based on the grant-date fair value and recognized over the requisite service period of the individual awards, which generally equals the vesting period.

(4)	Represents acquisition and integration costs resulting from various acquisitions.

(5)
Represents organizational restructuring charges, conversion, and other related costs primarily resulting from the expansion of our Service Value Commitment initiative, as well as charges related to the restructuring of the business of our subsidiary, Fortigent Holdings Company, Inc.

How Compensation Decisions Were Made
Role of Compensation Committee
The Compensation Committee is composed entirely of directors who meet the Nasdaq standards for independence, including the heightened standards applicable to Compensation Committee members. The Compensation Committee is responsible for establishing our human resources policies, including our compensation philosophy and principles, and overseeing our executive compensation policies and program. The Compensation Committee reviews and gives final approval of the total compensation payable to each of our NEOs, as well as the structure and implementation of the Company’s overall compensation programs. In establishing total target compensation levels for our NEOs, the Compensation Committee, with input from the Compensation

Consultant, determines the ranges of market compensation that it believes will enable us to effectively compete for and retain high-performing, qualified executives. The Compensation Committee’s charter sets forth the Compensation Committee’s responsibilities.
CEO Assessment Process
At the beginning of each year, the chief executive officer sets and reviews with the Board his priorities based on the corporate goals approved by our Board and additional feedback from our non-employee directors. Previous priorities have included achievement of financial results, providing strategic vision and leadership, leading organizational talent development and effective management of external relationships.

2018 Proxy Statement | 35

Compensation Discussion and Analysis

At the end of each year, the Compensation Committee requests that our chief executive officer prepare a written self-evaluation of performance against the year’s corporate goals and CEO priorities. The chair of the Compensation Committee distributes the completed self-evaluation to each non-employee director, who completes an assessment of the chief executive officer’s performance relative to these priorities. Our chief human capital officer then provides a summary of the results of the non-employee directors’ assessments to the Compensation Committee, which then considers the chief executive officer’s self-evaluation and the results of the non-employee directors' assessments in evaluating the chief executive officer's performance for the year. The assessment materials are also discussed with the Board in an executive session led by the chair of the Compensation Committee, and after such discussion, feedback and compensation decisions are provided to the chief executive officer by the chair of the Compensation Committee and the Chair of the Board.
Role of Executive Officers
At the beginning of each year, our executive officers develop the corporate goals and objectives that they believe should be achieved for the Company to be successful, which are approved by the Board and used by the Compensation Committee for the purpose of establishing how executive performance will be assessed for compensation setting purposes. These objectives are derived largely from the Company’s annual financial and strategic planning sessions, and are prioritized and aligned with the Company’s long-term strategic plan. The objectives include both quantitative financial measurements and qualitative strategic and operational goals. The chief executive officer and the chief financial officer provide quarterly reports to the Compensation Committee assessing the Company’s performance against the corporate goals and objectives.
Our chief executive officer annually reviews the individual performance of each of his direct reports, including the NEOs (but excluding himself), and provides the Compensation Committee with evaluations of each such direct report as well as recommendations regarding such person’s base salary level, annual cash bonus and LTI award. Our chief human capital officer also attends Compensation Committee meetings and assists the Compensation Committee and the chief executive officer in recommending the final compensation levels for our NEOs. Both the chief executive officer and the chief human capital officer leave the meetings during discussions of compensation actions affecting them personally.

Role of Compensation Consultant
The Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. The Compensation Committee has engaged the Compensation Consultant to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in our industry, primarily with respect to the compensation of our executive officers, and also with respect to director compensation. In 2017, the Compensation Consultant worked directly with the Compensation Committee to develop recommendations for compensation levels for our executive officers and non-employee directors. In addition, the Compensation Consultant provided competitive compensation program and policy data as well as information concerning compensation plan design. Finally, the Compensation Consultant conducted a risk assessment of the Company’s executive compensation policies and practices.
The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to SEC rules and has determined that the work provided by the Compensation Consultant did not raise a conflict of interest.
Benchmarking
We believe that a competitive pay package is a critical tool in our efforts to attract and retain qualified executives. During 2017, the Compensation Committee engaged the Compensation Consultant to prepare an analysis to benchmark and assess our overall compensation program and practices against marketplace standards. This included a review of our peer group, to which no changes were made in 2017. The Compensation Committee’s purpose in requesting this analysis was to ensure that the Company’s executive compensation practices are competitive with our peers. Working with the Compensation Consultant, the Compensation Committee reviewed the total compensation that each of our named executive officers is eligible to receive against the compensation levels of comparable positions within our peer group.
The companies within our peer group consisted of:

■	Alliance Data Systems, Corp.	■	Fidelity National Information Systems
■	Ameriprise Financial, Inc.	■	Fiserv, Inc.
■	Broadridge Financial Solutions, Inc.	■	Raymond James Financial, Inc.
■	Charles Schwab & Co., Inc.	■	SEI Investments Company
■	DST Systems, Inc.	■	Stifel Financial Corp.
■	E*Trade Financial Corp	■	TD Ameritrade Inc.
■	Eaton Vance Corp.	■	Waddell & Reed Inc.

36 | 2018 Proxy Statement

Compensation Discussion and Analysis

In addition to peer group data, the Compensation Committee also reviewed pay data from Equilar’s Executive Compensation survey covering financial services companies between $500 million to $30 billion in revenue.
Our goal is to ensure that we continue to measure our compensation practices against organizations that compete with us for key executives, that are considered important benchmarks in our industry, and that are comparable in size and scope to our business. As companies comprising our peer group change due to merger, acquisition, market capitalization, or business model, the Compensation Committee will consider appropriate changes to the group.
For the year ended December 31, 2017, revenue and market capitalization were as follows (in billions):

	Revenue	Market Capitalization
Peer Group (Median)	$4.1	$12.8
LPL Financial Holdings Inc.	$4.3	$5.2
Compensation Policies and Practices
No Employment Agreements
We do not have individual employment agreements with any of our executive officers, including our named executive officers, although we have a practice of entering into offer letters with new executive officers that generally lay out the expected terms and conditions of their employment, including potential levels of compensation. Our executives serve at the will of the Board, and their rights to severance benefits following a termination of employment, if any, are determined under our Executive Severance Plan, which applies uniformly to executives at the managing director level and above.
Executive Severance Plan
Under our Executive Severance Plan, participants who experience a qualifying termination of employment are eligible to receive continued payment of base salary for one year, an amount equal to the most recent annual bonus paid or payable to the executive and a subsidy of COBRA continuation benefits for one year.
Additional benefits, including possible accelerated vesting of time-based equity and equity-based awards, are described elsewhere in this proxy statement under “Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2017.”

Equity Ownership Guidelines
We have adopted equity ownership guidelines that are intended to better align the interests of our executive officers with the interests of our stockholders. Each executive at the managing director level and above (which includes our NEOs) is required to achieve and maintain ownership of our Common Stock at a threshold equal to three times his or her base salary, while our CEO is required to achieve and maintain a threshold equal to six times his base salary. Generally, executive officers have five years from the time they become an executive officer to meet the minimum ownership requirements. The after-tax spread value of all vested stock options, as well as all outstanding shares, held by the executive count as shares for purposes of satisfying the minimum ownership requirement. Unvested stock options, unvested PSUs and unvested RSUs do not count. Our equity ownership guidelines may be found on our website at www.lpl.com.
As of March 29, 2018, Messrs, Arnold, Audette, Gooley and White had satisfied the minimum stock ownership requirement pursuant to our guidelines, Mr. Seese joined the Company within the last year, and Mr. Casady was no longer subject to the guidelines. Under the stock ownership guidelines, an NEO is not required to purchase additional shares to satisfy the ownership requirement in the event of a decline in the Company’s stock price, but the NEO is generally prohibited from selling or transferring shares until the minimum ownership requirement has been achieved.
Anti-Hedging and Anti-Pledging Policy
We believe that hedging transactions may permit executives to own Company securities obtained through our executive compensation program or otherwise without the full risks and rewards of ownership. When that occurs, an executive may no longer have the same interests as the Company’s other stockholders. As a result, we have adopted a policy, included within our Insider Trading Policy, which prohibits hedging or engaging in monetization transactions by executives, including through the use of puts and call options, collars, exchange funds, prepaid variable forwards, and equity swaps. We also prohibit executives from holding Company securities in a margin account, because a margin or foreclosure sale may occur when an executive is aware of material nonpublic information or otherwise not permitted to trade.
Rule 10b5-1 Plan Policy
The Company has adopted a policy (the “10b5-1 Policy”) for all executive officers and directors of the Company who adopt Rule 10b5-1 plans for trading in

2018 Proxy Statement | 37

Compensation Discussion and Analysis

Company securities. The 10b5-1 Policy is designed to prevent inadvertent violations of the federal securities laws when implementing Rule 10b5-1 plans.
Annual Compensation Risk Assessment
The Compensation Committee annually reviews our executive compensation policies and practices to ensure that they do not encourage unnecessary and excessive risks. The Compensation Consultant provided a “comfort letter” in connection with the 2017 review, the results of which are discussed elsewhere in this proxy statement under “Information Regarding Board and Committee Structure—Risk Management and Compensation Policies and Practices.”
Say-on-Pay Feedback from Stockholders
In 2017, we held an advisory vote on the frequency with which our executive compensation program would be submitted to our stockholders for an advisory vote, commonly referred to as a “say-on-pay” vote. Our stockholders recommended that say-on-pay votes occur every year. Each year, the Compensation Committee considers the results of the prior year’s advisory vote as it reviews and determines the total compensation packages for our NEOs in the current year. In 2017, we received support for our executive compensation program at our 2017 annual meeting of stockholders, as 96% of the total votes cast on the advisory vote on say-on-pay voted to approve the proposal.
Equity Grant Practices
The exercise price of each stock option awarded under our 2010 Plan is the closing price of the Common Stock on the grant date.
In accordance with Delaware law, the Board has delegated to a committee, the sole member of which is Mr. Arnold (the “Equity Committee”), the authority to grant to an eligible participant under the 2010 Plan, other than an executive officer:

▪	stock options to purchase up to a number of shares of Common Stock as determined by dividing $500,000 by the Black-Scholes Value; and

▪
RSUs, with any individual grant limited to a number of RSUs determined by dividing $500,000 by a number equal to either (i) the closing price per share of Common Stock on the grant date or (ii) the average closing price of our Common Stock for the trailing thirty consecutive trading days including the grant date.

The stock options and RSUs granted pursuant to this delegated authority vest, in the discretion of the Equity Committee, either (i) in equal annual installments over three years or (ii) in full on the second or third anniversary of the grant date.
In addition, the Compensation Committee has delegated to our chief human capital officer the authority to grant to an employee of the Company, other than an executive officer:

▪	stock options to purchase up to a number of shares of Common Stock as determined by dividing $500,000 by the Black Scholes Value; and

▪
RSUs, with any individual grant limited to the number of RSUs determined by dividing $500,000 by a number equal to the average closing price of our Common Stock for the trailing thirty consecutive trading days including the grant date.

The stock options and RSUs granted pursuant to this delegated authority vest in equal annual installments over three years, and, in addition to the individual limits described above, the total aggregate number of shares of Common Stock underlying stock options and RSUs granted by the chief human capital officer in any fiscal year may not exceed one million shares.
162(m) Policy and Bonus Plan and PSUs
Section 162(m) of the Internal Revenue Code, generally limits the deductibility of compensation in excess of $1 million paid to certain executive officers. At the time the Compensation Committee made its compensation decisions in respect of our annual cash bonus awards and PSUs granted during 2017, tax laws provided that compensation paid to certain executive officers that qualified as "performance-based compensation" under Section 162(m) of the Internal Revenue Code was exempt from such deduction limitations.
For 2017, our annual cash bonus awards to executive officers were generally granted under the Bonus Plan and intended to qualify as “performance-based compensation” under Section 162(m). Our 2017 grants of PSUs were also intended to qualify as “performance-based compensation” under Section 162(m).  See “—Long-Term Equity Incentive Awards” for a description of our PSUs.
Federal tax legislation enacted in December 2017 eliminated the Section 162(m) performance-based compensation exemption and made other changes to Section 162(m), but with a grandfathering rule that preserves the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017. To the extent this grandfathering rule is available and to the extent practical and consistent with the Company's overall compensation objectives, the Compensation

38 | 2018 Proxy Statement

Compensation Discussion and Analysis

Committee intends to administer arrangements and awards it had intended to qualify as performance-based compensation with a view towards preserving eligibility for the performance-based compensation exemption.
However, the Compensation Committee believes that, in establishing the cash and equity incentive compensation programs for the Company's executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration. Accordingly, the Compensation Committee reserves the right to award or approve compensation that is not tax deductible or otherwise limited as to tax deductibility in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

2018 Proxy Statement | 39

Report of the Compensation and Human Resources Committee of the Board of Directors

Report of the Compensation and Human Resources Committee of the Board of Directors
The following independent directors, who constitute the Compensation Committee, have reviewed the Compensation Discussion and Analysis with our management and recommended that it be included in this proxy statement.

Anne M. Mulcahy, Chair H. Paulett Eberhart James S. Riepe
March 29, 2018

40 | 2018 Proxy Statement

Compensation of Named Executive Officers

Compensation of Named Executive Officers
Except where otherwise noted, the equity awards shown in the Summary Compensation table and Grants of Plan-Based Awards table for the fiscal year 2017 were granted in March 2017 in respect of services performed in 2016. Please refer to the Compensation Discussion and Analysis included in last year’s proxy statement for a discussion of these awards. Equity awards in respect of services performed in 2017 that were granted in 2018 do not appear in the Summary Compensation Table or Grants of Plan-Based Awards table in accordance with SEC rules. Please refer to the Compensation Discussion and Analysis in this proxy statement for a discussion of these awards.

The tables in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our NEOs. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.
Summary Compensation Table
The following table sets forth information concerning the total compensation for the years ended December 31, 2017, 2016 and 2015 for our NEOs:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Dan H. Arnold President, CEO	2017	799,315	(4)	—		3,136,842	(5)	1,309,252		2,160,000		14,040	7,419,449
	2016	666,120	(6)	—		282,202	(7)	448,364		1,400,000		103,182	2,899,868
	2015	606,644	(8)	—		157,673		223,148		820,313		37,542	1,845,320
Mark S. Casady (9) Former CEO	2017	152,877		—		—		—		—		19,271	172,148
	2016	900,000		—		—		1,844,706		2,500,000		39,559	5,284,265
	2015	900,000		—		—		3,519,400		1,237,500		52,475	5,709,375
Matthew J. Audette Chief Financial Officer	2017	600,000		—		809,395		294,577		1,420,000		14,400	3,138,372
	2016	600,000		—		273,192	(7)	430,431		1,218,000		80,417	2,602,040
	2015	156,164		250,000	(10)	714,465	(11)	141,983	(11)	273,315	(12)	174,377	1,710,304
Thomas Gooley (13) Managing Director, Service, Trading and Operations	2017	500,000		—		607,034		220,932		900,000		29,040	2,257,006
	2016	500,000				225,875	(7)	327,841		910,000		341,050	2,304,766
Scott Seese (14) Chief Information Officer	2017	239,726	(15)	—		980,370	(16)	—		960,000	(17)	—	2,180,096
George B. White Managing Director, Investor and Investment Solutions	2017	500,000		—		465,408		169,384		845,000		16,968	1,996,760
	2016	500,000		—		206,201	(7)	297,199		640,000		255,878	1,899,278
	2015	474,764		—		269,170		303,808		495,000		53,565	1,596,307

(1)
Represents aggregate grant date fair value of PSUs, RSUs and stock options in each case, computed in accordance with FASB ASC Topic 718 and, in the case of PSUs, based on the probable outcome of the performance conditions associated with the awards. The aggregate grant date fair value of RSUs was determined using the closing price of the Common Stock on the grant date. The aggregate grant date fair value of stock option awards was determined using the Black-Scholes model. The underlying valuation assumptions for PSUs and stock option awards are further disclosed in Note 14, Share-Based Compensation, to our consolidated financial statements filed with our annual reports on Form 10-K for the years ended December 31, 2017, 2016 and 2015. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Represents the dollar value of annual cash bonus awards earned under the Bonus Plan by each NEO.

(3)	See “All Other Compensation” table below for additional information.

(4)	Mr. Arnold began the year with a base salary of $675,000, but received an increase in salary to $800,000 during the year in connection with his appointment as chief executive officer.

(5)	Includes a one-time grant of 38,809 RSUs on February 13, 2017 in connection with Mr. Arnold's appointment as chief executive officer.

2018 Proxy Statement | 41

Compensation of Named Executive Officers

(6)	Mr. Arnold began 2016 with a base salary of $625,000, but received an increase in salary to $675,000 during the year.

(7)
Includes a one-time grant of 3,111 RSUs on February 25, 2016 in connection with the Compensation Committee’s decision to discontinue a perquisite in the form of either use of a leased automobile or an automobile allowance ("Automobile Program").

(8)	Mr. Arnold began 2015 with a base salary of $550,000, but received an increase in salary to $600,000 and then to $625,000 during the year.

(9)	Mr. Casady retired as our chief executive officer effective as of January 3, 2017.

(10)	Represents a signing bonus paid to Mr. Audette in connection with his commencement of employment.

(11)	Represents sign-on grants of stock options and RSUs to Mr. Audette in connection with his commencement of employment.

(12)	Pursuant to the terms of his employment offer with the Company, Mr. Audette received an annual cash bonus for 2015 equal to his prorated target bonus amount.

(13)	Mr. Gooley was not a named executive officer in 2015. His compensation is therefore only disclosed for the year ended December 31, 2016 and December 31, 2017.

(14)	Mr. Seese joined the Company on July 10, 2017.

(15)	Mr. Seese's base salary for the year was $500,000, but was prorated for a start date of July 10, 2017.

(16)	Includes a sign-on grant of RSUs to Mr. Seese in connection with his commencement of employment.

(17)	Pursuant to the terms of his employment offer with the Company, Mr. Seese's annual cash bonus was not prorated.
All Other Compensation
The following table sets forth information concerning All Other Compensation in the table above for the years ended December 31, 2017, 2016 and 2015 for our NEOs:

Name	Year	Automobile Lease and Related Expenses($)(1)	Taxable Travel and Related Expenses ($)		Taxable Relocation and Related Expenses ($)		Reimbursement for Certain Taxes and Tax Planning Services($)(2)	401(k) Employer Match ($)	Other ($)		Total ($)
Dan H. Arnold	2017	—	—		—		—	14,040	—		14,040
	2016	28,692	60,710	(3)	—		—	13,780	—		103,182
	2015	23,762	—		—		—	13,780	—		37,542
Mark S. Casady	2017	—	—		—		—	14,040	5,231	(4)	19,271
	2016	2,216	23,563	(3)	—		—	13,780	—		39,559
	2015	38,695	—		—		—	13,780	—		52,475
Matthew J. Audette	2017	—	—		—		2,700	11,700	—		14,400
	2016	14,000	—		62,917	(5)	3,500	—	—		80,417
	2015	10,500	22,946		140,931	(5)	—	—	—		174,377
Thomas Gooley	2017	—	—		—		15,000	14,040	—		29,040
	2016	14,000	14,267	(3)	292,392	(6)	15,000	5,391	—		341,050
Scott Seese	2017	—	—		—		—	—	—		—
George B. White	2017	—	—		—		5,268	11,700	—		16,968
	2016	14,000	22,851		207,327	(7)	—	11,700	—		255,878
	2015	42,000	—		—		—	11,565	—		53,565

(1)
The Company determined to phase out its Automobile Program in 2016. Mr. Arnold’s automobile perquisite terminated in October 2016, and Messrs. Audette's, Gooley’s and White's automobile perquisites terminated in May 2016. Mr. Casady's automobile perquisite terminated in December 2015; however, certain amounts of payable to Mr. Casady in respect of the program were paid in early 2016.

(2)	Consists of reimbursements received under the Company’s executive financial services policy.

(3)
Consists of hotel, air travel, and conference expenses, and related tax gross-up payments, related to the attendance in 2016 of the NEO, and in the case of Messrs. Casady and Arnold, members of the NEO's immediate family, at a conference hosted by the Company outside of the United States for its top-producing financial advisors. Tax gross-up payments of $10,049, $36,812, $6,788 and $10,134 were made to Messrs. Casady, Arnold, Gooley and White respectively.

(4)	Consists of the value of artwork provided to Mr. Casady in connection with his retirement from the Company effective March 3, 2017, and an associated tax gross-up payment of $2,231.

42 | 2018 Proxy Statement

Compensation of Named Executive Officers

(5)	Includes tax gross-up payments of $29,936 and $52,962 made to Mr. Audette in 2016 and 2015, respectively, related to relocation expenses.

(6)	Includes tax gross-up payments of $139,775 made to Mr. Gooley in 2016 related to relocation expenses.

(7)	Includes tax gross-up payments of $89,565 made to Mr. White in 2016 related to relocation expenses, respectively.
2017 Grants of Plan-Based Awards
The following table provides additional information about non-equity and equity-based awards granted to our NEOs during the year ended December 31, 2017:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Shares of Stock or Units (#)(3)	All Other Option Awards: Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Dan H. Arnold			$1,800,000
	2/13/2017							38,809			$1,428,307
	3/13/2017				17,592	35,184	70,368				$1,708,535
	3/13/2017								123,131	$39.48	$1,309,252
Mark S. Casady								—	—	$—	$—
Matthew J. Audette			$1,050,000
	3/13/2017							7,916			$296,844
	3/13/2017				5,277	10,555	21,110				$512,551
	3/13/2017								27,704	$39.48	$294,577
Thomas Gooley			$750,000
	3/13/2017							5,937			$222,633
	3/13/2017				3,958	7,916	15,832				$384,401
	3/13/2017								20,778	$39.48	$220,932
Scott Seese			$800,000
	8/21/2017							22,148			$980,370
George B. White			$625,000
	3/13/2017							4,552			$170,697
	3/13/2017				3,034	6,069	12,138				$294,711
	3/13/2017								15,930	$39.48	$169,384

(1)	Represents potential payouts under awards pursuant to our Bonus Plan.

(2)
Represents the number of threshold, target and maximum potential future payouts under the PSUs awarded under our 2010 Plan. PSUs are eligible to become earned PSUs based on the Company's TSR relative to the TSR of the Comparator Group over the Performance Period. The number of PSUs that is earned is determined based on the Company's relative ranking between the 25th and 80th percentile of the Comparator Group's TSR results. Amounts in the threshold column (50% of the target award) reflect the number of PSUs that would be earned if threshold performance were achieved (a TSR percentile rank at or above the 25% percentile); amounts in the target column (100% of the target award) reflect the number of PSUs that would be earned if target performance were achieved (a TSR percentile rank at or above 50%); and amounts in the maximum column (200% of the target awards) reflect the number of PSUs that would be earned if maximum performance were achieved (a TSR percentile rank at or above 80%). The number of PSUs earned is interpolated between threshold, target and maximum performance levels. The number of earned PSUs is capped at 100% of the target award if the Company's TSR is negative during the Performance Period. Earned PSUs become vested on the later of the third anniversary of the grant date and the date on which the Compensation Committee certifies achievement of the performance criteria associated with the award and determines the number of PSUs that have become earned under the award agreement.

(3)
Represents the number of RSUs awarded under our 2010 Plan. Unless otherwise indicated, these awards are scheduled to vest over a three-year period in three equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(4)
Represents the number of stock options awarded under our 2010 Plan. Unless otherwise indicated, these awards are scheduled to vest over a three-year period in three equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

2018 Proxy Statement | 43

Compensation of Named Executive Officers

(5)
Represents the grant date fair value of PSUs, RSUs and stock options, in each case computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value of PSUs was determined based on the probable outcome of the performance conditions associated with such awards on the grant date. The aggregate grant date fair value of RSUs was determined using the closing price of the Common Stock on the grant date. The aggregate grant date value of stock option awards was determined using the Black-Scholes model.

Outstanding Equity Awards at December 31, 2017
The following table sets forth information with respect to unexercised stock option awards, unvested RSUs and unearned PSUs as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares that have not vested (#)		Equity Incentive Plan Awards: Market or payout value of unearned shares that have not vested ($)(2)
Dan H. Arnold	20,000	—	(3)	$22.08	9/14/2019	—		$—	—
	40,000	—	(4)	$34.61	12/22/2020	—		$—	—
	27,167	—	(5)	$32.26	2/9/2022	—		$—	—
	48,159	—	(6)	$31.60	2/22/2023	—		$—	—
	20,232	—	(7)	$54.81	2/24/2024	—		$—	—
	16,908	8,454	(8)	$45.55	3/6/2025	—		$—	—
	32,677	65,354	(9)	$19.85	2/25/2026	—		$—	—
	—	123,131	(10)	$39.48	3/13/2027	—		$—	—
	—	—		$—		1,206	(10)	$68,911	—
	—	—		$—		3,111	(11)	$177,763	—
	—	—		$—		8,006	(10)	$457,463	—
	—	—		$—		38,809	(12)	$2,217,546	—
	—	—		$—		—		$—	17,592	(13)	$1,005,207
Mark S. Casady	148,375	—		$54.81	3/3/2019	—		$—	—
Matthew J. Audette	11,738	5,867	(8)	$42.60	10/30/2025	—		$—	—
	31,370	62,740	(9)	$19.85	2/25/2026	—		$—	—
		27,704	(10)	$39.48	3/13/2027	—		$—	—
	—	—		$—		5,867	(10)	$335,240	—
	—	—		$—		3,111	(11)	$177,763	—
	—	—		$—		7,686	(10)	$439,178	—
	—	—		$—		7,916	(10)	$452,320	—
	—	—		$—		—		$—	5,277	(13)	$301,556
Thomas Gooley	13,718	6,858	(8)	$43.74	8/6/2025	—		$—	—
	14,938	29,876	(9)	$19.85	2/25/2026	—		$—	—
	7,969	15,938	(9)	$24.38	6/13/2026	—		$—	—
	—	20,778	(10)	$39.48	3/13/2027	—		$—	—
	—	—		$—		2,286	(10)	$130,622	—
	—	—		$—		3,111	(11)	$177,763	—
	—	—		$—		3,660	(10)	$209,132	—
	—	—		$—		1,952	(10)	$111,537	—
	—	—		$—		5,937	(10)	$339,240	—
	—	—		$—		—		$—	3,958	(13)	$226,160
Scott Seese	—	—		$—		22,148	(14)	$1,265,537

44 | 2018 Proxy Statement

Compensation of Named Executive Officers

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares that have not vested (#)		Equity Incentive Plan Awards: Market or payout value of unearned shares that have not vested ($)(2)
George B. White	25,000	—	(15)	$18.04	2/12/2019	—		$—	—
	50,000	—	(3)	$22.08	9/14/2019	—		$—	—
	15,000	—	(16)	$23.41	3/15/2020	—		$—	—
	40,000	—	(4)	$34.61	12/22/2020	—		$—	—
	26,901	—	(5)	$32.26	2/9/2022	—		$—	—
	25,210	—	(6)	$31.60	2/22/2023	—		$—	—
	16,017	—	(7)	$54.81	2/24/2024	—		$—	—
	18,624	9,312	(8)	$45.55	3/6/2025	—		$—	—
	4,228	2,113	(8)	$47.30	6/10/2025	—		$—	—
	21,660	43,320	(9)	$19.85	2/25/2026	—		$—	—
	—	15,930	(10)	$39.48	3/13/2027	—		$—	—
	—	—		$—		1,330	(10)	$75,996	—
	—	—		$—		704	(10)	$40,227	—
	—	—		$—		3,111	(11)	$177,763	—
	—	—		$—		5,307	(10)	$303,242	—
	—	—		$—		4,552	(10)	$260,101	—
	—	—		$—		—		$—	3,034	(13)	$173,391

(1)
Amounts were determined by multiplying the number of RSUs by a price per share of our Common Stock of $57.14, the closing price per share of our Common Stock on December 29, 2017, the last business day of 2017.

(2)
Amounts were determined by multiplying the number of PSUs that would be earned at threshold performance multiplied by the price per share of our Common Stock of $57.14, the closing price per share of our Common Stock on December 29, 2017, the last business day of 2017.

(3)	These awards vested over a five-year period in equal tranches and became fully vested on September 14, 2014.

(4)	These awards vested over a five-year period in equal tranches and became fully vested on December 22, 2015.

(5)	These awards vested over a five-year period in equal tranches and became fully vested on February 9, 2017.

(6)	These awards vested over a four-year period in equal tranches and became fully vested on February 22, 2017.

(7)	These awards vested over a three-year period in equal tranches and became fully vested on February 24, 2017.

(8)
These awards vest over a three-year period in three equal tranches beginning on the first anniversary of the grant date. Two tranches of the award vested on the first and second anniversary of the grant date, and the third tranche is scheduled to vest on the third anniversary of the grant date.

(9)
These awards vest over a three-year period in three equal tranches beginning on the first anniversary of the grant date. One tranche of the award vested on the first anniversary of the grant date, and the second and third tranches are scheduled to vest on the second and third anniversaries of the grant date, respectively.

(10)	These awards vest over a three-year period in three equal tranches beginning on the first anniversary of the grant date.

(11)	These awards fully vest on the third anniversary of the grant date.

(12)	These awards vest over a five-year period in three equal tranches beginning on the third anniversary of the grant date.

(13)
Amounts represent PSUs and assume achievement of performance at threshold levels. PSUs are eligible to become earned PSUs based on the Company's TSR relative to the TSR of the Comparator Group over the Performance Period. The number of PSUs that is earned is determined based on the Company's relative ranking between the 25th and 80th percentile of the Comparator Group's TSR results, and can range from 0% of the target award (if the Company's TSR is less than the 25th percentile of the Comparator Group's TSR results) to 100% of the target award (if the Company's TSR is at the 50th percentile of the Comparator Group's TSR results) to a maximum of 200% of the target award (if the Company's TSR is at or greater than the 80th percentile of the Comparator Group's TSR results). The number of earned PSUs is capped at 100% of the target award if the Company's TSR is negative during the Performance Period. Earned PSUs become vested on the later of the third anniversary of the grant date and the date on which the Compensation Committee certified achievement of the performance criteria associated with the award and determines the number of PSUs that have become earned under the award agreement.

2018 Proxy Statement | 45

Compensation of Named Executive Officers

(14)	These awards vest over a two-year period in two equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(15)	These awards vested over a five-year period in equal tranches and became fully vested on February 12, 2014.

(16)	These awards vested over a five-year period in equal tranches and became fully vested on March 15, 2015.

2017 Option Exercises and Stock Vested
The following table sets forth the options exercised and stock vested during the year ended December 31, 2017:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dan H. Arnold	3,742	$77,603	(3)	9,122	$360,137	(4)
	17,985	$333,082	(5)	1,094	$43,191	(4)
	—	$—		1,208	$47,692	(4)
	—	$—		4,004	$158,078	(4)
Mark S. Casady	40,000	$749,408	(6)	—	$—
	57,360	$1,064,808	(7)	—	$—
	22,640	$425,890	(8)	—	$—
	6,198	$52,709	(9)	—	$—
	2,889	$17,883	(10)	—	$—
	40,000	$241,892	(11)	—	$—
	107,111	$647,882	(11)	—	$—
	180,241	$1,526,299	(12)	—	$—
	75,000	$689,843	(13)	—	$—
	40,000	$368,364	(14)	—	$—
	60,885	$559,478	(15)	—	$—
	58,628	$515,979	(16)	—	$—
	2,000	$41,800	(17)	—	$—
	90,637	$1,826,417	(18)	—	$—
	310,692	$6,260,444	(19)	—	$—
	276,909	$1,129,872	(20)	—	$—
	5,602	$22,566	(21)	—	$—
	117,489	$503,946	(22)	—	$—
Matthew J. Audette	—	$—		3,844	$150,416	(23)
	—	$—		5,869	$290,163	(24)
Thomas Gooley	—	$—		1,830	$71,608	(23)
	—	$—		976	$41,070	(25)
	—	$—		2,286	$105,407	(26)
Scott Seese	—	$—		—	$—
George B. White	25,000	$318,470	(27)	1,021	$41,003	(28)
	—	$—		867	$33,926	(29)
	—	$—		2,654	$103,851	(23
	—	$—		1,330	$52,269	(30)
	—	$—		705	$29,236	(31)

(1)	For purposes of calculating the value realized on the exercise of option awards, we use the market price of our Common Stock at the time the option was exercised.

(2)	For purposes of calculating the value realized on the vesting of stock awards, we use the closing price of our Common Stock on the vesting date.

(3)	These options were granted on February 5, 2008, with an exercise price of $27.80 per share and were exercised on November 15, 2017 at multiple market prices ranging from $48.29 to $48.85 per share.

46 | 2018 Proxy Statement

Compensation of Named Executive Officers

(4)	These RSUs vested on March 13, 2017, on which date the closing price per share of our Common Stock was $39.48.

(5)	These options were granted on February 5, 2008, with an exercise price of $27.80 per share and were exercised on August 23, 2017 when the market price was $46.32 per share.

(6)	These options were granted on September 14, 2009, with an exercise price of $22.08 per share and were exercised on February 13, 2017 when the market price was $40.82 per share.

(7)	These options were granted on September 14, 2009, with an exercise price of $22.08 per share and were exercised on September 14, 2017 when the market price was $40.64 per share.

(8)	These options were granted on September 14, 2009, with an exercise price of $22.08 per share and were exercised on February 13, 2017 when the market price was $40.90 per share.

(9)	These options were granted on February 9, 2012 with an exercise price of $32.26 per share and were exercised on February 15, 2017 when the market price was $40.76 per share.

(10)	These options were granted on December 22, 2010 with an exercise price of $34.61 per share and were exercised on February 15, 2017 when the market price was $40.80 per share.

(11)	These options were granted on December 22, 2010 with an exercise price of $34.61 per share and were exercised on February 14, 2017 when the market price was $40.66 per share.

(12)	These options were granted on February 9, 2012 with an exercise price of $32.26 per share and were exercised on February 15, 2017 when the market price was $40.73 per share.

(13)	These options were granted on February 22, 2013 with an exercise price of $31.60 per share and were exercised on February 15, 2017 when the market price was $40.80 per share.

(14)	These options were granted on February 22, 2013 with an exercise price of $31.60 per share and were exercised on February 15, 2017 when the market price was $40.81 per share.

(15)	These options were granted on February 22, 2013 with an exercise price of $31.60 per share and were exercised on February 15, 2017 when the market price was $40.79 per share.

(16)	These options were granted on February 22, 2013 with an exercise price of $31.60 per share and were exercised on February 22, 2017 when the market price was $40.40 per share.

(17)	These options were granted on February 25, 2016 with an exercise price of $19.85 per share and were exercised on March 2, 2017 when the market price was $40.75 per share.

(18)	These options were granted on February 25, 2016 with an exercise price of $19.85 per share and were exercised on March 15, 2017 when the market price was $40.00 per share.

(19)	These options were granted on February 25, 2016 with an exercise price of $19.85 per share and were exercised on March 16, 2017 when the market price was $40.00 per share.

(20)	These options were granted on March 6, 2015 with an exercise price of $45.55 per share and were exercised on September 22, 2017 when the market price was $49.63 per share.

(21)	These options were granted on March 6, 2015 with an exercise price of $45.55 per share and were exercised on September 25, 2017 when the market price was $49.58 per share.

(22)	These options were granted on March 6, 2015 with an exercise price of $45.55 per share and were exercised on September 26, 2017 when the market price was $49.84 per share.

(23)	These RSUs vested on February 25, 2017, on which date the closing price per share of our Common Stock was $39.13.

(24)	These RSUs vested on October 30, 2017, on which date the closing price per share of our Common Stock was $49.44.

(25)	These RSUs vested on June 13, 2017, on which date the closing price per share of our Common Stock was $42.08.

(26)	These RSUs vested on August 6, 2017, on which date the closing price per share of our Common Stock was $46.11.

(27)	These options were granted on December 7, 2007 with an exercise price of $27.40 per share and were exercised on February 22, 2017 at multiple market prices ranging from $40.09 to $40.19 per share.

(28)	These RSUs vested on February 22, 2017, on which date the closing price per share of our Common Stock was $40.16.

(29)	These RSUs vested on February 24, 2017, on which date the closing price per share of our Common Stock was $39.13.

(30)	These RSUs vested on March 6, 2017, on which date the closing price per share of our Common Stock was $39.30.

(31)	These RSUs vested on June 10, 2017, on which date the closing price per share of our Common Stock was $41.47.

2018 Proxy Statement | 47

Compensation of Named Executive Officers

Nonqualified Deferred Compensation for the Year Ended December 31, 2017
The following table sets forth information relating to nonqualified deferred compensation for each NEO for the year ended December 31, 2017:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2017 ($)
Dan H. Arnold(2)	$748,000	$—	$337,664	$—	$2,253,217
Mark S. Casady	$—	$—	$—	$—	$—
Matthew J. Audette	$—	$—	$—	$—	$—
Thomas Gooley	$—	$—	$—	$—	$—
Scott Seese	$—	$—	$—	$—	$—
George B. White	$—	$—	$—	$—	$—

(1)	Amounts included herein do not constitute above-market or preferential earnings and therefore are not reported as compensation in the “Summary Compensation Table” above.

(2)
These amounts relate to Mr. Arnold’s participation in the UVEST Plan. For a description of the material terms of the plan, please see the discussion in the Compensation Discussion and Analysis under “Additional Compensation Elements—Nonqualified Deferred Compensation”.

Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2017
Set forth below the table is a description of certain post-employment arrangements with our NEOs, including the severance benefits and change-in-control benefits to which they would have been entitled under the Executive Severance Plan as of December 31, 2017. Amounts reported for the accelerated vesting of stock options and RSUs and PSUs are based on a price per share of our Common Stock of $57.14, the closing price per share of our Common Stock on December 29, 2017, the last business day of 2017. In the case of stock options, amounts reported assume an exercise only if $57.14 per share is greater than the exercise price of the stock option.
Mr. Casady retired from the Company, effective March 3, 2017. Pursuant to SEC rules, information included in the table below for Mr. Casady relates only to payments and benefits he received in connection with his retirement. Mr. Casady did not receive any severance payments in connection with his retirement. Pursuant to the existing terms of his outstanding stock options, the vesting of all outstanding unvested stock options held by him at the time of his retirement was accelerated in full.

Named Executive Officer	Benefit	Without Cause or For Good Reason ($)		Disability, Death, Retirement ($)		Change-in- Control ($)(1)
Dan H. Arnold	Severance	$800,000	(2)	$—		$1,200,000	(3)
	Bonus	$2,160,000	(4)	$—		$2,700,000	(5)
	Accelerated Vesting of Stock Options	$2,041,344	(6)	$4,709,526	(7)	$4,709,526	(8)
	Accelerated Vesting of RSUs	$297,699	(9)	$2,921,682	(10)	$2,921,682	(11)
	Accelerated Vesting of PSUs	$537,916	(12)	$537,916	(13)	$537,916	(14)
	Group Benefit Continuation	$24,052	(15)	$—		$36,077	(16)_
	Total	$5,861,011		$8,169,124		$12,105,201
Mark S. Casady	Severance	$—		$—		$—
	Bonus	$—		$—		$—
	Accelerated Vesting of Stock Options	$—		$5,447,630	(17)	$—
	Accelerated Vesting of RSUs	$—		$—		$—
	Accelerated Vesting of PSUs	$—		$—		$—
	Group Benefit Continuation	$—		$—		$—
	Total	$—		$5,447,630		$—

48 | 2018 Proxy Statement

Compensation of Named Executive Officers

Named Executive Officer	Benefit	Without Cause or For Good Reason ($)		Disability, Death, Retirement ($)		Change-in- Control ($)(1)
Matthew J. Audette	Severance	$600,000	(2)	$—		$900,000	(3)
	Bonus	$1,420,000	(4)	$—		$1,575,000	(5)
	Accelerated Vesting of Stock Options	$1,418,184	(6)	$2,914,133	(7)	$2,914,133	(8)
	Accelerated Vesting of RSUs	$705,679	(9)	$1,404,501	(10)	$1,404,501	(11)
	Accelerated Vesting of PSUs	$161,363	(12)	$161,363	(13)	$161,363	(14)
	Group Benefit Continuation	$24,052	(15)	$—		$36,077	(16)_
	Total	$4,329,278		$4,479,997		$6,991,074
Thomas Gooley	Severance	$500,000	(2)	$—		$750,000	(3)
	Bonus	$900,000	(4)	$—		$1,125,000	(5)
	Accelerated Vesting of Stock Options	$1,032,313	(6)	$2,095,042	(7)	$2,095,042	(8)
	Accelerated Vesting of RSUs	$404,037	(9)	$968,294	(10)	$968,294	(11)
	Accelerated Vesting of PSUs	$121,023	(12)	$121,023	(13)	$121,023	(14)
	Group Benefit Continuation	$13,182	(15)	$—		$19,774	(16)_
	Total	$2,970,555		$3,184,359		$5,079,133
Scott Seese	Severance	$500,000	(2)	$—		$750,000	(3)
	Bonus	$960,000	(4)	$—		$1,200,000	(5)
	Accelerated Vesting of Stock Options	$—		$—		$—
	Accelerated Vesting of RSUs	$632,768	(9)	$1,265,537	(10)	$1,265,537	(11)
	Accelerated Vesting of PSUs	$—		$—		$—
	Group Benefit Continuation	$24,052	(15)	$—		$36,077	(16)
	Total	$2,116,820		$1,265,537		$3,251,614
George B. White	Severance	$500,000	(2)	$—		$750,000	(3)
	Bonus	$845,000	(4)	$—		$937,500	(5)
	Accelerated Vesting of Stock Options	$1,030,194	(6)	$2,025,445	(7)	$2,025,445	(8)
	Accelerated Vesting of RSUs	$354,611	(9)	$857,329	(10)	$857,329	(11)
	Accelerated Vesting of PSUs	$92,738	(12)	$92,738	(13)	$92,738	(14)
	Group Benefit Continuation	$23,366	(15)	$—		$35,049	(16)_
	Total	$2,845,909		$2,975,512		$4,698,061

(1)
Our Executive Severance Plan provides benefits on a “double trigger” basis, requiring a termination of employment by the Company without cause or a termination by the executive for good reason within 12 months following a change-in-control. All amounts reported in this column assume both that a change-in-control occurred on December 31, 2017 and that the executive’s employment was terminated by the Company without cause or by the executive for good reason on December 31, 2017.

(2)	Represents continued payment under our Executive Severance Plan of the NEO’s base salary in effect on the separation date for 12 months.

(3)	Represents continued payment under our Executive Severance Plan of the NEO’s base salary in effect on the separation date for 18 months.

(4)	Represents payment under our Executive Severance Plan of an amount equal to the bonus paid (or payable) to the NEO for the most recently completed calendar year.

(5)	Represents payment under our Executive Severance Plan of an amount equal to 150% of the target bonus amount for the calendar year in which the NEO’s employment is terminated.

(6)
Represents the value of the unvested portion of any outstanding stock options scheduled to vest based solely on the passage of time within 12 months following separation, the vesting of which would have been accelerated under our Executive Severance Plan.

(7)
Represents the value of the unvested portion all stock options, the vesting of which would have been accelerated upon termination of employment due to death under the terms of the executive’s stock option agreement.

(8)	Represents the value of the unvested portion of all stock options, the vesting of which would have been accelerated under the Executive Severance Plan.

2018 Proxy Statement | 49

Compensation of Named Executive Officers

(9)
Represents the value of shares of Common Stock in respect of the unvested portion of any outstanding RSUs scheduled to vest based solely on the passage of time within 12 months following a termination of employment, the vesting of which would have been accelerated under our Executive Severance Plan.

(10)
Represents the value of shares of Common Stock in respect of all unvested RSUs, the vesting of which would have been accelerated upon a termination of employment due to death (and, for RSUs granted subsequent to February 23, 2017, upon a termination of employment due to death or disability) under the terms of the executive’s RSU agreement.

(11)	Represents the value of shares of Common Stock in respect of all unvested RSUs, the vesting of which would have been accelerated under our Executive Severance Plan.

(12)
Represents the value of unvested PSUs assuming the target number of shares of Common Stock in respect of such PSUs became earned and vested on December 29, 2017, with such amount pro-rated based on the number of days that the executive was employed during the Performance Period. Under our Executive Severance Plan, upon a qualifying termination of employment, the actual number of shares of Common Stock that will be earned and vested in respect of PSUs, if any, will be dependent on actual performance measured at the end of the Performance Period, and will be pro-rated based on the number of days that the executive was employed during the Performance Period.

(13)
Represents the value of unvested PSUs assuming the target number of shares of Common Stock in respect of such PSUs became earned and vested on December 29, 2017, with such amount pro-rated based on the number of days that the executive was employed during the Performance Period. Under the executive's PSU agreement, upon termination of employment due to death, disability or retirement, the actual number of shares of Common Stock that will be earned and vested in respect of PSUs, if any, will be dependent on actual performance measured at the end of the Performance Period, and will be pro-rated based on the number of days that the executive was employed during the Performance Period.

(14)
Represents the value of unvested PSUs assuming the target number of shares of Common Stock in respect of such PSUs became earned and vested on December 29, 2017, with such amount pro-rated based on the number of days that the executive was employed during the Performance Period.

(15)
Represents payments under our Executive Severance Plan of amounts equal to 100% of the employer portion of premiums for continued health and dental plan participation under COBRA for the NEO and his or her qualified beneficiaries for a one-year period.

(16)
Represents payments under our Executive Severance Plan of an amount equal to 100% of the employer portion of premiums for continued health and dental plan participation under COBRA for the NEO and his or her qualified beneficiaries for an 18-month period.

(17)
Represents the value of the unvested, in-the-money, portion of any outstanding stock options that accelerated vesting upon Mr. Casady's retirement on March 3, 2017. The closing price per share of our Common Stock on March 3, 2017 was $40.11.

Executive Severance Plan
All of our NEOs (other than Mr. Casady) are eligible to participate in our Executive Severance Plan. As described in more detail below, our Executive Severance Plan provides a uniform framework for payments and benefits to be provided to all executive participants upon certain terminations of employment, subject to a participant’s compliance with post-termination restrictive covenants and delivery of a general release agreement in favor of the Company. Our Executive Severance Plan can be amended or terminated at any time, in our discretion, and no eligible executive, including our NEOs, has a legally binding right to any payments or benefits under the plan.
Restrictive Covenants
As a condition to benefits under the Executive Severance Plan, an executive is not permitted to engage in prohibited competitive conduct for a period of:

▪	12 months following termination of employment by the Company without cause or a termination by the executive for good reason; and

▪	18 months following termination of employment by the Company without cause or a termination by the executive for good reason, in each case within 12 months following a change-in-control.
Prohibited competitive conduct is set forth in the Executive Severance Plan, which includes provisions related to non-competition, non-solicitation and the confidentiality of the Company’s proprietary information.
Severance and Change-in-Control Payments
We may become obligated to make severance payments to each of our NEOs upon the termination of the executive’s employment under our Executive Severance Plan. These benefits are described below. We, however, have no obligation to grant any of the executive officers any “gross-up” or other “make-whole” compensation for any tax imposed on severance or change-in-control payments made to the executive officer, including “parachute payments.” Severance payable in connection with a change-in-control under our Executive Severance Plan is subject to a so-called “modified golden parachute

50 | 2018 Proxy Statement

Compensation of Named Executive Officers

cutback” provision pursuant to which excess parachute payments would be reduced so that no portion of the payments would be subject to the excise tax, to the extent such reduction would result in greater after-tax benefits to the executive.
Termination Without Cause or For Good Reason
Under the terms of our Executive Severance Plan, upon a termination of employment by the Company without cause or by the executive for good reason, a participant in the Executive Severance Plan (“Participant”) will be entitled to the following payments and benefits, subject to the execution of a release of claims and continued compliance with post-termination restrictive covenants:

▪	Base salary through the Participant’s separation date, reimbursements for reasonable business expenses and any other employee benefit entitlements;

▪	An amount equal to the bonus paid (or payable) to the Participant for the most recently completed calendar year;

▪	Continued payment of base salary for one year after termination of employment;

▪
Accelerated vesting of the unvested portion of any outstanding equity and equity-based awards scheduled to vest based solely on the passage of time (such as outstanding stock options and RSUs) within 12 months of such Participant’s separation date; and

▪
Payment of the employer portion of the premium for COBRA participation in the Company’s health and dental plans until the earliest of 12 months following termination of the Participant’s participation in such plans as an employee, the date that such Participant becomes eligible for comparable benefit coverage or the date the Participant is no longer eligible for COBRA (subject to the Participant’s eligibility under COBRA and proper and timely elections).

In addition, any performance-based equity or equity-based awards (such as outstanding PSUs) will remain outstanding and eligible to become earned in accordance with their terms, provided that the portion of the awards that becomes earned and vested will be prorated based upon the number of days that have elapsed in the applicable Performance Period.
Further, upon a termination of employment by the Company without cause or by the executive for good reason within a 12-month period following the date of consummation of a change-in-control (as defined in the Executive Severance Plan), a Participant will be entitled to the following payments and benefits, subject to the execution of a release of claims and continued compliance with post-termination restrictive covenants:

▪	Base salary through the Participant’s separation date, reimbursements for reasonable business expenses, and any other employee benefit entitlements;

▪	An amount equal to 150% of the Participant’s target bonus for the calendar year in which employment is terminated;

▪	Continued payment of base salary for 18 months after termination of employment;

▪
Accelerated vesting in full of all outstanding time-based equity and equity-based awards (such as outstanding stock options and RSUs) and pro-rated vesting of any performance-based equity and equity-based awards (such as outstanding PSUs) at target; and

▪
Payment of the employer portion of the premium for COBRA participation in the Company’s health and dental plans until the earliest of 18 months following termination of the Participant’s participation in such plans as an employee, the date that such Participant becomes eligible for comparable benefit coverage, or the date the Participant is no longer eligible for COBRA (subject to the Participant’s eligibility under COBRA and proper and timely elections).

“Cause” under our Executive Severance Plan means the Participant’s:

▪
willful and continued failure to perform, or gross negligence or willful misconduct in the performance of, his or her material duties with respect to the Company or an affiliate which, if curable, continues beyond ten (10) business days after a written demand for substantial performance is delivered to such Participant by the Company;

▪	conviction of, or a plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof;

▪	committing or engaging in any act of fraud, embezzlement, theft, or other act of dishonesty that causes material injury, monetarily or otherwise, to the Company or an affiliate;

▪	breach of the restrictive covenants in the Executive Severance Plan;

▪	violation of the code of conduct of the Company or its subsidiaries or any policy of the Company

2018 Proxy Statement | 51

Compensation of Named Executive Officers

or its subsidiaries, or of any statutory or common law duty of loyalty to the Company or its subsidiaries; or

▪	other conduct that could reasonably be expected to be harmful to the business, interests, or reputation of the Company.
“Good Reason” under our Executive Severance Plan means the occurrence, without the Participant’s written consent, of:

▪
a material reduction in base salary unless such reduction is consistent with reductions made in the applicable annual base salaries of other similarly situated employees of the Company or its affiliates;

▪	a material adverse change in duties and responsibilities at the Company or its affiliates (but not changes in functional titles); or

▪
a relocation that would result in the Participant’s principal location of employment being moved 50 miles away from the Participant’s principal location of employment as in effect immediately prior to the consummation of a change-in-control, to the extent any such relocation occurs during the 12-month period following the date of the consummation of a change-in-control.

The Participant is required to provide notice within 90 days following the “Good Reason” event (and the Company will have 30 days following such notice to cure). “Good Reason” will cease to exist for an event on the 90th day following the date on which the Participant knew or reasonably should have known of such event and failed to give notice as described above or if the Participant failed to terminate employment within 14 days following the expiration of the cure period.
“Change-in-Control” under our Executive Severance Plan means the consummation of:

▪
any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of 50 percent of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act rules) or any “group” (as defined in the Exchange Act rules) other than, in each case, the Company or an affiliate of the Company; or

▪
a sale or other disposition of all or substantially all of the consolidated assets of the Company (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a “change-in-control” is not deemed to occur as a result of a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving, or acquiring corporation in such transaction.
Termination Other than For Good Reason
The Executive Severance Plan does not provide for any separation benefits or payments upon an executive’s retirement or voluntary resignation from employment other than for good reason. Upon such a retirement or voluntary resignation, an eligible executive would be entitled to receive only base salary through such executive’s separation date, reimbursements for reasonable business expenses, and any other employee benefit entitlements to which the executive is entitled under the Company’s other employee benefit plans and programs.
Death, Disability, and Retirement
The Executive Severance Plan does not provide for any separation benefits or payments upon a termination due to death, disability, or voluntary termination (regardless of age). Upon such a termination, an eligible executive would be entitled to receive only base salary through the separation date, reimbursements for reasonable business expenses and any other employee benefit entitlements to which the executive is entitled under the Company’s other employee benefit plans and programs.
Please see the "Equity Award Agreements" below for the treatment of outstanding equity awards in connection with a termination of employment due to death, disability or retirement.
Equity Award Agreements
Stock Options
All stock options held by our NEOs as of December 31, 2017 were granted under our 2008 Stock Option Plan (the “2008 Plan”) or our 2010 Plan. All stock options held by our NEOs that are outstanding under the 2008 Plan were fully vested as of December 31, 2017.
In accordance with our NEOs’ option agreements, unvested stock options are canceled upon termination of employment, unless (1) otherwise agreed by the Company, or (2) in the case of death or retirement, in which case any and all unvested portions of stock options shall become vested. The unvested portion of stock options granted subsequent

52 | 2018 Proxy Statement

Compensation of Named Executive Officers

to February 23, 2017 will also become vested in full in the event of disability (as defined in the stock option award agreement). Unless the NEO is terminated for cause, vested options will be exercisable for:

▪	two years following termination of employment by reason of retirement, but not later than the option expiration date;

▪	one year following death or disability, in each case, not later than the option expiration date; and

▪	90 days following termination in other cases, but not later than the option expiration date.
Under our 2008 Plan, in the event of a change-in-control, if the NEO’s stock options will not be assumed, substituted, or cashed out, all outstanding unvested options will vest and become exercisable prior to the change in control. Upon consummation of the change-in-control event, all outstanding but unexercised options will be terminated.
“Change-in-control” under the 2008 Plan means the consummation of:

1.
any consolidation or merger of the Company with or into any other person, or any other similar transaction, whether or not the Company is a party thereto, in which our stockholders immediately prior to such transaction own directly or indirectly capital stock either:

◦	representing less than 50% of the equity interests or voting power of the Company or the surviving entity; or

◦	that does not directly or indirectly have the power to elect a majority of the entire board or other similar governing body;

2.
any transaction or series of related transactions, whether or not the Company is party thereto, which results in over 50% of the Company’s voting power being owned directly or indirectly by any person and its “affiliates” or “associates” or any “group” other than the Company or an affiliate; or

3.	a sale or disposition of all or substantially all of our assets.
Notwithstanding the foregoing, a “change-in-control” does not include an event described in (1)-(3) above if the stockholders entitled to vote generally in the election of directors immediately prior to the event beneficially own, directly or indirectly, 50% or more of the voting stock of the resulting, surviving, or acquiring corporation.
“Change-in-control” under the named executive officers’ 2010 Plan awards means the consummation of an event described in (2) or (3) above or the dissolution or liquidation of the Company.
Restricted Stock Units (RSUs)
In accordance with the NEOs’ RSU agreements, unvested portions of RSU awards are cancelled upon termination of employment, unless (1) otherwise agreed by the Company, or (2) in the case of death or retirement, in which case any and all unvested portions shall become vested. The unvested portion of RSUs granted subsequent to February 23, 2017 will become vested in full in the event of disability (as defined in the RSU award agreement). If the NEO is terminated for cause, the vested portion of the award will terminate. All RSUs held by our NEOs as of December 31, 2017 were granted under our 2010 Plan.
Performance Share Units (PSUs)
In accordance with the NEOs’ PSU agreements, unvested portions of PSUs are forfeited upon termination of employment, except in the case of death, disability or retirement, in which case the PSUs will not terminate and will instead remain outstanding and eligible to become earned PSUs on a pro-rated basis in accordance with the terms of the PSU award agreement. All PSUs held by our NEOs as of December 31, 2017 were granted under our 2010 Plan.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of total annual compensation for Mr. Arnold, our president and chief executive officer (the “CEO”), to the median of the annual total compensation of all our employees (other than the CEO) (the “CEO Pay Ratio”). For 2017:

▪	Mr. Arnold’s total annual compensation: $7,419,449

▪	Median annual total compensation of all employees (other than CEO): $78,170

▪	Ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees (other than CEO): 95:1
In determining the median employee, we chose December 31, 2017 as the date to identify our median employee, and we identified our median employee using the consistently applied compensation measure of 2017 Box 1 W-2 wages. In making this determination, we annualized the compensation of all

2018 Proxy Statement | 53

Compensation of Named Executive Officers

employees who were hired in 2017 and were working for us on December 31, 2017, but who did not work for us the entire fiscal year. After we identified our median employee, we measured the employee's annual total compensation under SEC rules using base salary earned in 2017, annual cash bonus paid in March 2018 for the 2017 performance year, the grant date value of any equity awards received in 2017 and the 401(k) match provided by the Company in 2017, in each case, if applicable. We calculated our median employee's total annual compensation using the same methodology we used to calculate Mr. Arnold’s annual total compensation, as reflected in the “Total” column of the Summary Compensation table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

54 | 2018 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management
The table below describes the beneficial ownership of our Common Stock as of March 9, 2018, by:

▪	persons or “groups” (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the Common Stock;

▪	each of our NEOs and directors; and

▪	all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned. Securities that may be beneficially acquired within 60 days of March 9, 2018 are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. The applicable percentage of beneficial ownership is based on 90,180,710 shares of Common Stock outstanding as of March 9, 2018.
Unless otherwise indicated in the footnotes to the following table, the address of each of the individuals named below is: c/o LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston, MA 02109.

Name of Beneficial Owner	Directly or Indirectly Held (#)		Right to Acquire (#)(1)	Other (#)	Total Amount and Nature of Beneficial Ownership of Common Stock (#)	Percentage of Common Stock (%)
5% Stockholders
Janus Henderson Group PLC(2)					9,611,614	10.7%
The Vanguard Group, Inc.(3)					9,415,681	10.4%
SPO Advisory Corp.(4)					7,014,026	7.8%
Officers and Directors
Dan H. Arnold	183,839		277,318		461,157	*
Mark S. Casady	130,957	(5)(6)	949,704		1,080,661	1.2%
Matthew J. Audette	11,325		86,352		97,677	*
Thomas Gooley	5,334		60,468		65,802	*
Scott Seese	—		—		—	*
George B. White	11,431		280,440		291,871	*
Viet D. Dinh	15,100	(7)			15,100	*
H. Paulett Eberhart	11,262		—		11,262	*
Marco (Mick) W. Hellman(8)	492,390		—		492,390	*
Anne M. Mulcahy	20,340		—		20,340	*
James S. Putnam(9)	119,006	(9)	—		119,006	*
James Riepe(10)	115,060	(10)	13,500		128,560	*
Richard P. Schifter	34,219		—		34,219	*
William F. Glavin, Jr.	1,987		—		1,987	*
All current directors and executive officers as a group	1,068,507		1,314,240		2,382,747	2.6%
* Less than 1%

(1)
Consists of Common Stock which the named individual or group has the right to acquire through (i) the exercise of vested stock options and (ii) the vesting of RSUs and/or the vesting and exercise of stock options within 60 days of March 9, 2018.

(2)
Consists of shares of Common Stock held by Janus Henderson Group PLC (“Janus Henderson”). Janus Henderson has a direct 97.11% ownership stake in INTECH Investment Management LLC (“INTECH”) and a direct 100% ownership stake in

2018 Proxy Statement | 55

Security Ownership of Certain Beneficial Owners and Management

Janus Capital Management LLC (“Janus Capital”), Perkins Investment Management LLC (“Perkins”), Geneva Capital Management LLC (“Geneva”), Henderson Global Investors Limited (“HGIL”), Janus Henderson Investors Australia Institutional Funds Management Limited (“HGIAIFML”) and Henderson Global Investors North America Inc (“HGINA”), (each an “Asset Manager” and collectively as the "Asset Managers"). Due to the above ownership structure, holdings for the Asset Managers are aggregated. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishes investment advice to various fund, individual and/or institutional clients (collectively, “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 9,411,494 shares held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 200,120 shares held by such Managed Portfolios. However, INTECH does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. This information is based on a Schedule 13G/A filed on February 12, 2018 with the SEC. The address of Janus Henderson is 201 Bishopsgate EC2M 3AE, United Kingdom.

(3)
Consists of shares of Common Stock held by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 42,687 shares, and Vanguard Investments Australia, LTD., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 15,958 shares. This information is based on a Schedule 13G/A filed on February 9, 2018 with the SEC. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Consists of (i) 6,961,426 shares of Common Stock held by SPO Advisory Corp., a Delaware corporation (“SPO Advisory Corp.”) in its capacities as the sole general partner of SPO Advisory Partners, L.P. with respect to 6,442,226 shares and San Francisco Advisory Partners, L.P. with respect to 519,200 shares; and (ii) 52,600 shares beneficially owned by John H. Scully. Messrs. Scully and Eli J. Weinberg are controlling persons of SPO Advisory Corp. This information is based on a Schedule 13G/A filed on February 14, 2018 with the SEC. The address for each of SPO Advisory Corp., and Messrs. Scully and Weinberg is 591 Redwood Highway, Suite 3215, Mill Valley, CA 94941.

(5)	Consists of (i) 63,871 shares of Common Stock held directly and (ii) 67,086 shares of Common Stock held indirectly.

(6)	Mr. Casady retired as a director of the Company effective March 3, 2017. These amounts reflect Mr. Casady’s beneficial ownership of the Company’s securities as of such date.

(7)	Consists of (i) 10,256 shares of Common Stock held directly and (ii) 4,844 shares of Common Stock held through a Grantor Retained Annuity Trust, of which Mr. Dinh disclaims beneficial ownership.

(8)
Mr. Hellman shares beneficial ownership of the 492,390 shares of Common Stock with HMI Capital, LLC. Mr. Hellman is the managing member of HMI Capital, LLC, which is the general partner and investment adviser of HMI Capital Partners, L.P. and Merckx Capital Partners, L.P., the owners of record of the shares.

(9)	Mr. Putnam holds 111,697.5 shares of Common Stock through James S. Putnam TTEE for Putnam Family Trust Dated 1699 Separate Property Trust.

(10)	Consists of (i) 79,089 shares of Common Stock held directly and (ii) 35,971 shares of Common Stock held through Stone Barn, LLC.

56 | 2018 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to 2017, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements.

2018 Proxy Statement | 57

Certain Relationships and Related Party Transactions

Certain Relationships and Related Party Transactions
Review, Approval, or Ratification of Transactions with Related Persons
In accordance with the charter of the Audit Committee and our written policy, the Audit Committee is responsible for reviewing and approving related party transactions. If it is not feasible to approve related party transactions in advance, the Audit Committee is permitted to ratify such transactions after the Company has entered into them, subject to the procedures and considerations described below.
The policy with respect to related party transactions applies to any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness), in which:

▪	the aggregate amount involved exceeds or is expected to exceed $120,000;

▪	the Company or any of its subsidiaries is a participant; and

▪	a related person has or will have a direct or indirect interest.

A related person is:

▪	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company, or a nominee for election as a director of the Company;

▪	any beneficial owner of more than five percent of our Common Stock; or

▪	any immediate family member of the foregoing persons.
The Audit Committee is provided with the material facts of all transactions that require the Audit Committee’s approval under the policy. In determining whether to approve or ratify a particular transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Under the policy, a director is not permitted to participate in any discussion or approval of a transaction for which he or she (or an immediate family member) is the related person, and such director must provide the Audit Committee with all material information concerning the transaction. If an approved transaction is ongoing, the Audit Committee may establish guidelines for management to follow in its dealings with such person and will annually review and assess compliance with such guidelines, and whether the transaction remains appropriate for the Company.
Business Transactions with Certain Stockholders
Each of Janus Capital Management LLC (“Janus”) and First Pacific Advisors, LLC (“FPA”) considered itself the direct or indirect beneficial owner of more than five percent of our Common Stock during 2017. The Company has entered into certain agreements in the ordinary course of business with each of Janus and FPA, and during the year ended December 31, 2017 received revenue of approximately $2.9 million, and $215,000 under its agreements with Janus and FPA, respectively.

58 | 2018 Proxy Statement

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP
by the Audit Committee of the Board of Directors as
Our Independent Registered Public Accounting Firm
The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and the Board has directed that management submit the appointment of the independent registered public accounting firm for ratification by stockholders at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2001.
Although stockholder ratification of the selection of Deloitte is not required by our bylaws or otherwise, upon the recommendation of the Audit Committee, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. The Board and the Audit Committee believe they have undertaken appropriate steps with respect to oversight of Deloitte's independence and that the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders.
If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the matter. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered by Deloitte as of and for the years ended December 31, 2017 and 2016 were as follows:

Type of Services	2017	2016
Audit Fees(1)	$3,637,908	$3,675,897
Audit Related Fees(2)	225,526	185,644
Tax Fees(3)	111,686	781,200
All Other Fees(4)	411,330	—
Total	$4,386,450	$4,642,741

(1)
These fees include services performed in connection with the audit of our annual consolidated financial statements included in our annual reports on Form 10-K; the review of our interim condensed consolidated financial statements as included in our quarterly reports on Form 10-Q; and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. The 2017 and 2016 column includes amounts billed in 2018 and 2017, respectively, related to 2017 and 2016 audit fees, respectively.

(2)
These fees are for services provided such as accounting consultations and any other audit and attestation services. The fees include amounts incurred by the Company and paid to Deloitte for services in connection with (i) performance examinations and (ii) our financial intermediary compliance and controls assessment and attest report.

(3)
These fees include all services performed for non-audit related tax advice, planning, and compliance services. The fees include amounts incurred by the Company and paid to Deloitte for services, which in 2017 consisted of tax advisory services, and in 2016 related to Internal Revenue Code Section 199 and tax advisory services related to research and development.

(4)
These fees include fees for certain miscellaneous projects. The fees in 2017 related to non-audit services regarding an assessment of the Company's consolidated audit trail program and its cyber security program and infrastructure.

2018 Proxy Statement | 59

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm

Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit, audit-related, and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee has also adopted policies and procedures that permit it to delegate its approval of certain engagements to its chair and to pre-approve certain permissible audit, audit-related and non-audit related services (which include tax and consulting services) (“Pre-approved Services”) for a particular year. On an annual basis, the Audit Committee reviews and pre-approves the scope and dollar limits associated with the various Pre-approved Services, as well as an overall pre-approved dollar limit for all engagements with the auditors, for the fiscal year.
Under its policy, the Audit Committee may not delegate its pre-approval authority to management, and its full approval is required (and cannot be delegated) for:

▪	the annual audit engagement;

▪	any proposed engagement to assess the Company’s internal controls (regardless of expected cost); or

▪	any proposed engagement for services that are outside the scope and dollar limits associated with the Pre-approved Services and with proposed fees expected to exceed $200,000.
Engagements for services outside the scope and dollar limits associated with Pre-approved Services and with fees up to $200,000 may be approved by the chair of the Audit Committee, to whom authority has been expressly delegated.
Engagements for Pre-approved Services that are within the applicable scope and pre-approved dollar limit for a particular year may be undertaken by management without further authorization by the Audit Committee. The policy also requires that prior to the provision of any tax services or engagements for internal controls, written documentation must be provided by the independent registered public accounting firm describing the scope and nature of the proposed engagement. In addition, the potential effects of the engagement on the auditors’ independence must be discussed with the Audit Committee. With respect to tax services engagements, the auditors must also provide descriptions of the fee structure and any other written agreement or amendment to an existing engagement letter relating to the provision of the tax service, and descriptions of the involvement of any third party.

60 | 2018 Proxy Statement

Report of the Audit Committee of the Board of Directors

Report of the Audit Committee of the Board of Directors
The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of the four directors named below. Each member of the Audit Committee is an independent director (as independence is defined in the listing standards of Nasdaq Global Select Market and Rule 10A-3 with respect to membership on audit committees).
The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management, which has primary responsibility for the consolidated financial statements, and with the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on the Company’s internal controls over financial reporting. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which was Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as “Deloitte”) for 2017 and 2016, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard 1301, “Communications with Audit Committees”, as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC-”Communication with Audit Committees.” Deloitte has also provided to the Audit Committee their communication required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Audit Committee discussed with Deloitte the firm’s independence. The Audit Committee also considered and determined the provision by Deloitte of non-audit related services, which for 2017 consisted of tax advisory services, an assessment of our consolidated audit trail program, and cyber incident response training, and for 2016 consisted of non-audit related tax compliance services related to Internal Revenue Code Section 199 and tax advisory services related to research and development. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the consolidated financial statements audited by Deloitte for 2017 and 2016 be included in the Company’s Annual Report on Form 10-K for 2017, and the Committee has appointed Deloitte as the Company’s independent registered public accounting firm for 2018.

James S. Riepe, Chair H. Paulett Eberhart William F. Glavin, Jr. James S. Putnam
March 29, 2018

2018 Proxy Statement | 61

Proposal 3: Advisory Vote on Executive Compensation

Proposal 3: Advisory Vote on Executive Compensation
The Compensation Discussion and Analysis beginning on page 21 of this proxy statement describes our executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2017 with respect to the compensation of our named executive officers. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of
Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

As we describe in the Compensation Discussion and Analysis, our executive compensation is designed to closely align the interests of our named executive officers with those of our stockholders on both a short-term and long-term basis, and to attract and retain key executives critical to our success.
We urge stockholders to read the Compensation Discussion and Analysis beginning on page 21 of this proxy statement and to review the 2017 Summary Compensation table and related compensation tables and discussion, appearing on pages 41 through 54, which provide detailed information on the Company’s compensation policies and practices. We believe stockholders should focus on the following areas when reviewing our executive compensation:

62 | 2018 Proxy Statement

Proposal 3: Advisory Vote on Executive Compensation

Pay for Performance

Annual Cash Bonus Opportunities.  We provide annual cash bonus awards in order to tie a significant portion of the overall cash compensation paid to each NEO to annually-established, key short-term corporate objectives and stated financial goals of the Company and to incentivize the achievement of those goals as well as individual performance goals.  At the beginning of 2017, the Compensation Committee established an objective corporate performance goal (the achievement of which was a condition to the funding of the bonus pool, and the payment of any cash bonus awards, under the Bonus Plan), each NEO’s target and maximum award amounts and additional corporate and individual performance goals on which actual payment of annual cash bonus awards, if any, were to be based. Each NEO’s individual target award amount was set by the Compensation Committee by reference to market compensation for comparable positions within our peer group as well as the nature of the NEO’s role and responsibilities. By emphasizing executives’ contributions to the Company’s overall performance rather than focusing only on their individual business or function, we believe that these cash bonuses provided a significant incentive to our NEOs to work towards achieving our overall Company objectives.

Long-Term Incentives.  The purpose of our long-term equity incentive program is to promote achievement of goals that drive long-term stockholder value and retain key executives. We provide stock-based, long-term compensation to our NEOs through equity awards under our stockholder-approved equity plans. We believe this long-term incentive compensation motivates our NEOs to sustain longer-term financial operational performance and rewards them when such efforts lead to increases in stockholder value.

Alignment with Long-Term Stockholder Interests

Our executive compensation is weighted towards variable, at-risk pay in the form of annual and long-term incentives, with a large portion of executive compensation tied to long-term performance. In addition, we have adopted:

Equity Ownership Guidelines. We focus our executives on long-term stockholder value by requiring that all executive officers own a significant amount of our equity.

Performance-Based LTI Vehicles. In 2017, equity grants to our president and chief executive officer consisted of 50% PSUs and 50% stock options (by grant date value), and equity grants to our other NEOs (other than Mr. Casady) consisted of 40% PSUs, 30% stock options, and 30% RSUs. We believe that this blended approach aligns with our pay-for-performance principles and provides appropriate incentives for long-term shareholder value creation. The use of stock options is aligned with stock appreciation on an absolute basis and the use of PSUs puts appropriate focus on long-term alignment and pay relative both to market peers and shareholder returns.

Recoupment Policy. We have adopted a recoupment policy that permits the Compensation Committee, in the event of a restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements under the securities laws, to review the annual cash bonuses, performance-based compensation and time-based equity and equity-based awards awarded or paid to executive officers during the three-year period preceding the announcement by the Company of its obligation to restate its financial statements. If the amount of the annual cash bonuses or performance-based compensation received would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Compensation Committee may seek reimbursement from any of the covered executives in the amount of the excess compensation awarded or paid.

Anti-Hedging and Anti-Pledging Policy.  We believe that hedging transactions may permit executives to own Company securities obtained through our executive compensation program or otherwise without the full risks and rewards of ownership. When that occurs, an executive may no longer have the same objectives as the Company’s other stockholders. As a result, we have adopted a policy, included within our Insider Trading Policy, which prohibits hedging or monetization transactions by our executives, including through the use of puts and call options, collars, exchange funds, prepaid variable forwards, and equity swaps. We also prohibit executives from holding Company securities in a margin account, because a margin or foreclosure sale may occur when an executive is aware of material nonpublic information or otherwise not permitted to trade.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

2018 Proxy Statement | 63

Stockholder Proposals and Other Matters

Stockholder Proposals and Other Matters
Stockholder Proposals for Inclusion in 2019 Proxy Statement.

To be eligible for inclusion in the proxy statement for our 2019 annual meeting, stockholder proposals must be received by the Company’s Secretary no later than the close of business on Thursday, November 29, 2018. Proposals should be sent to the Secretary, LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston, MA 02109, and follow the procedures required by SEC Rule 14a-8.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2019 Annual Meeting.
In accordance with our bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in the proxy statement must be delivered to the Company’s Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2019 annual meeting must deliver a written notice (containing the information specified in our bylaws regarding the stockholder and the proposed action) to the Company’s Secretary between Thursday, January 17, 2019 and Saturday, February 16, 2019. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote. Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders

The Nominating and Governance Committee will consider director candidates recommended by stockholders in accordance with our bylaws. For a stockholder to make any nomination for election to the Board of Directors at an annual meeting, the stockholder must provide notice and certain information about the recommending stockholder and the nominee to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices:

▪	no later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day, prior to the anniversary date of the prior year’s annual meeting; or

▪
if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, on or before 10 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement.

Submissions must be in writing and addressed to the Nominating and Governance Committee, care of the Company’s corporate secretary at LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston, Massachusetts 02109. Electronic submissions will not be considered.

64 | 2018 Proxy Statement

Other Information

Other Information
Copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, including the financial statements and financial statement schedules, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, are available on our website at www.lpl.com or on the website maintained by the SEC at www.sec.gov. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to stockholders who request them in writing from our corporate secretary at LPL Financial Holdings Inc., 75 State Street, 22nd Floor, Boston Massachusetts 02109, or by calling our offices at (617) 423-3644, extension 0. Information on our website or hyperlinked to it is not incorporated by reference into this proxy statement.

2018 Proxy Statement | 65

LPL Financial

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2018.

Vote by Internet

- Go to **www.envisionreports.com/LPLA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors. Please mark your vote for each of the eight (8) director nominees listed.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Dan H. Arnold	☐	☐	☐	02 - Viet D. Dinh	☐	☐	☐	03 - H. Paulett Eberhart	☐	☐	☐
04 - William F. Glavin, Jr.	☐	☐	☐	05 - Anne M. Mulcahy	☐	☐	☐	06 - James S. Putnam	☐	☐	☐
07 - James S. Riepe	☐	☐	☐	08 - Richard P. Schifter	☐	☐	☐				

	For	Against	Abstain		For	Against	Abstain
2. Ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐	3. Approve, in an advisory vote, the compensation paid to the Company's named executive officers.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

02SBFB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LPL Financial Holdings Inc.

Notice of 2018 Annual Meeting of Stockholders

1055 LPL Way, Fort Mill, South Carolina 29715

Proxy Solicited by the Board of Directors for the 2018 Annual Meeting of Stockholders — May 17, 2018

Matthew J. Audette, Michelle Oroschakoff and Gregory M. Woods, and each of them with power to act without the other and with the power of substitution (the "Proxies"), are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of LPL Financial Holdings Inc. (the "Company") to be held on May 17, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.